Exhibit 14
AGREEMENT AND PLAN OF MERGER
Among
MAGIC LAMP CORP.,
JASMINE MERGER CORP LTD
and
ALADDIN KNOWLEDGE SYSTEMS LTD.
Dated as of January 11, 2009

Page
Exhibit D Investors

Exhibit E Merger Proposal

Exhibit F Escrow Agreement

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of January 11, 2009, among Aladdin Knowledge Systems Ltd., an Israeli company (the “Company”), Magic Lamp Corp., a Delaware corporation (“Parent”), and Jasmine Merger Corp Ltd, an Israeli company and a wholly-owned subsidiary of Parent (“Merger Sub”).
RECITALS
          WHEREAS, upon the terms and subject to the conditions of the Agreement and in accordance with Sections 314-327 of the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), Parent, Merger Sub and the Company intend to effect the merger of Merger Sub with and into the Company, pursuant to which Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent;
          WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement, in each case in accordance with the provisions of the Israeli Companies Law;
          WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the directors, executive officers and certain holders of Shares set forth on Annex I have entered into a Voting Agreement with Parent in the form attached hereto as Exhibit A (the “Voting Agreements”);
          WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, those employees of the Company set forth on Exhibit B (the “Key Employees”) have entered into “at-will” employment agreements with the Company, to be effective at the Effective Time (the “Employment Agreements”); and
          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
The Merger; Closing; Effective Time
          1.1. The Merger.
Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Israeli Companies Law, Merger Sub shall be merged with and into the Company in accordance with Section 323 of the Israeli Companies Law, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger in accordance with the Israeli Companies Law. The Surviving Corporation shall become a wholly owned subsidiary of Parent at the Effective Time.
          1.2. Closing.
Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place, subject to the terms and conditions of this Agreement, at the offices of Herzog, Fox & Neeman, 4 Weizmann Street, Tel Aviv, Israel, at a time and date to be designated by the parties (the “Closing Date”) which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other time, date and location as the parties hereto shall mutually agree. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Israel Time) other than a Friday, Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or in the State of Israel.
          1.3. Effective Time.
As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature may only be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), Merger Sub shall, in coordination with the Company, deliver (and Parent shall cause Merger Sub to deliver) to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice informing the Companies Registrar of such fact and the proposed date of the Closing and requesting the Companies Registrar to issue a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Israeli Companies Law (the “Merger Certificate”) after notice that the Closing has occurred. The Merger shall become effective upon the issuance by the Companies Registrar, after the Closing, of the Merger

Certificate in accordance with Section 323(5) of the Israeli Companies Law (the “Effective Time”).
ARTICLE II
Articles of Association of the Surviving Corporation
          2.1. The Articles of Association.
The parties hereto shall take all actions necessary so that Articles of Association of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of association of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable law, subject to Section 7.12(d).
ARTICLE III
Officers and Directors
of the Surviving Corporation
          3.1. Directors.
The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter.
          3.2. Officers.
The parties hereto shall take all actions necessary so that from and after the Effective Time, the individuals designated by Parent not later than ten (10) days prior to the Closing Date shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter.

ARTICLE IV
Effect of the Merger on Share Capital;
Exchange of Certificates
          4.1. Effect on Share Capital.
At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any share capital of the Company:
               (a) Conversion of Company Shares; Merger Consideration.
Each Ordinary Share, par value NIS 0.01 per share, of the Company (a “Share” or collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Shares that are owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”), shall be automatically converted into the right to receive (a) $11.50 in cash, without interest (the “Per Share Consideration”) payable to the holder thereof and (b) an amount in cash equal to the Cash Adjustment Per Share Payment (the Per Share Consideration and the Cash Adjustment Per Share Payment being referred to herein collectively as the “Merger Consideration”). Following the Effective Time, each certificate (a “Certificate”) representing any of such Shares (other than Excluded Shares) and non-certificated Shares (other than Excluded Shares) represented by book entry (a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration.
               (b) Excluded Shares.
Each Excluded Share shall remain outstanding and no Merger Consideration shall be delivered with respect thereto.
               (c) Merger Sub.
At the Effective Time, each Ordinary Share, par value NIS 0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one Ordinary Share, par value NIS 0.01 per share, of the Surviving Corporation. The certificate of Merger Sub evidencing ownership of any such share immediately prior to the Effective Time shall evidence ownership of such number of issued and outstanding shares of the Surviving Corporation as of the Effective Time.
          4.2. Payment Procedures.
               (a) Prior to the Closing Date, Parent shall appoint a bank or trust company approved by the Company (which approval shall not be unreasonably withheld) that maintains offices in Israel and the United States to act as paying agent (the “Paying Agent”) for the exchange of the Merger Consideration following the Effective Time upon surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) or Book-Entry Shares. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Shares, cash in U.S. dollars sufficient to pay the Merger Consideration (the “Payment Fund”). The Paying Agent shall invest the Payment Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent. In the event any such investment results in any reduction to the Payment Fund in a manner that results in the Paying Agent being unable to pay the Merger Consideration, Parent shall promptly make available to the Paying Agent cash in an amount equal to such reduction.
          (b) As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, as of immediately prior to the Effective Time, a holder of record of Certificates or Book-Entry Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for the Merger Consideration. Upon (x) surrender to the Paying Agent of Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (y) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, in cash, the aggregate Per Share Merger Consideration in respect thereof, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. Except as contemplated in this Agreement, the Payment Fund shall not be used for any other purpose.
          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share is registered or whose name appears on the records of a registration company (Chevra Le’Rishumim), it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in a proper form for transfer or such Book-Entry Share or registration shall be properly transferred and (ii) the person requesting such payment shall pay any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or Book-Entry Share or establish, to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

          (d) Transfers.
From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.
          (e) Termination of Payment Fund.
Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by shareholders of the Company for twelve (12) months after the Effective Time shall be promptly delivered to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any Merger Consideration without any interest thereon only as a general creditor thereof with respect thereto, upon the due surrender of such Shares in the manner set forth in Section 4.2(c). Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event that this Agreement is terminated for any reason and any cash has been transmitted to the Paying Agent, such cash shall promptly be returned to the Parent.
          (f) Lost, Stolen or Destroyed Certificates.
In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate any cash that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.
          (g) Withholding Rights.
Each of Parent and the Surviving Corporation and any person acting on their behalf, including, without limitation, the Paying Agent, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and with respect to payments made pursuant to Section 4.4 such amounts as are required to deduct and withhold with respect to the making of any payment pursuant to this Agreement under the Internal Revenue Code of 1986, as amended and by rules and regulations promulgated thereunder (the “Code”), the Israeli Income Tax Ordinance [New Version], 1961, as amended (the “Ordinance”), or any other applicable state, local, Israeli or foreign tax law, provided, however, that (i) no withholding under the Ordinance or any other provision of Israeli law shall be made with respect to any holder of Shares (other than amount considered as compensation paid to persons subject to Israeli income tax) that delivers a representation that it is not an Israeli resident in the form of Exhibit C, and (ii) in the event any holder of record of Shares provides the Paying Agent, Parent or the Surviving Corporation with a valid approval or ruling issued by the applicable Governmental Entity regarding the withholding (or exemption from withholding) of Israeli Tax from the Merger Consideration in a form reasonably satisfactory to Parent, then the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli law or requirement, if any, from the Merger Consideration payable to such holder of record of Shares shall be made only in accordance with the provisions of such approval or ruling. For the avoidance of doubt, the parties acknowledge that based on current law it is their expectation that no withholding under the Code shall be made with respect to any holder of Shares (other than amounts considered as compensation paid to persons subject to U.S. federal, state or local income tax) that deliver to the Paying Agent a duly completed Form W-9 or Form W-8BEN. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (x) shall be remitted by Parent or, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (y) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
          4.3. Adjustments.
Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Consideration and any other dependent items shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Per Share Consideration or other dependent item.
          4.4. Treatment of Stock Plans and Options.
All options to purchase Shares issued under the Company’s 2000 Share Option Plan, 2001 Share Option Plan, 2002 Israeli Share Option Plan and the Worldwide 2003 Share Option Plan, whether or not then vested or exercisable, and whether or not performance-based, which are outstanding at the Effective Time (each a “Company Option”), shall not be assumed by the Surviving Corporation or Parent, but shall instead be, without any action on the part of the Company or the holder, deemed terminated as of the Effective Time and converted into the right to receive (subject to the terms and conditions of such Company Option, and only at such time, if any, as the Company Option to purchase such Share would have vested in accordance with its terms) with respect to each Share that would have been issuable upon exercise of such Company Option (the “Option Share”), (a) the amount, if any, by which the Per Share Consideration exceeds the exercise or

“strike” price per share of the Company Option pursuant to which such Option Share is issuable, and (b) the Cash Adjustment Per Share Payment (collectively, clauses (a) and (b) a “Closing Option Payment”); provided, however, that if the exercise or “strike” price per share of the Company Option pursuant to which such Option Share is issuable is equal to or greater than the Per Share Consideration, such Company Option shall be cancelled without any consideration therefor. Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 4.4, including (i) taking such corporate action to provide for the payments contemplated by this Section 4.4 and (ii) providing holders of Company Options with notice of their rights with respect to any such Company Options as provided herein. Payments for any vested Company Options shall be made immediately after the Effective Time with respect to the Closing Option Payments. Payments for any unvested Company Options shall be made in accordance with the original vesting schedule of each such Company Option and shall be subject to the other terms of the grant agreements related to such Company Options.
ARTICLE V
Representations and Warranties
          5.1. Representations and Warranties of the Company.
Except as set forth in the Company Reports (but only to the extent (x) such disclosure does not constitute a “risk factor” and/or a “forward-looking” statement and (y) the applicability of such disclosure to a section or subsection of this Agreement is reasonably apparent based on the substance of the disclosure) or the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:
          (a) Organization, Good Standing and Power.
The Company is a company duly incorporated, validly existing under the laws of the State of Israel and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing, to the extent that such status is recognized in such jurisdictions, in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available or delivered to Parent true and complete copies of the Company’s and its Subsidiaries’ memorandum and articles of association or comparable charter documents of the Company, each as amended to date as currently in effect.
          (b) Authorization; Enforcement.
(i) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and the Company has taken all corporate action (subject only to the approval of this Agreement and the Merger by the Requisite Company Vote (as hereinafter defined)) necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions of Section 320(c) of the Israeli Companies Law, the affirmative vote of at least a majority of the voting Shares present and voting (not including abstainees) at the shareholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”) is required to approve the Merger. The quorum required for the shareholders’ meeting is shareholders holding collectively at least one-third of the issued share capital of the Company (present in person or proxy). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (ii) The board of directors of the Company (the “Board of Directors”) has (A) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger are in the best interests of the Company and its shareholders, approved this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Board Recommendation”), and directed that this Agreement be submitted to the holders of Shares for their approval, (B) made all other affirmative determinations required to be made by it in connection with this Agreement and the Merger under the Israeli Companies Law, and (C) resolved (subject to Section 7.2(d)) to recommend approval and adoption of this Agreement by the Shareholders.
          (c) Capitalization.
(i) The authorized share capital of the Company as of the date hereof is NIS 200,000 divided into 20,000,000 Ordinary Shares, par value NIS 0.01 each, of which 13,933,721 Ordinary Shares are issued and outstanding and an additional 928,627 Ordinary Shares are held by the Company as treasury shares. All of the outstanding Ordinary Shares and any other outstanding security of the Company have been duly and validly authorized and validly issued, fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the

“Securities Act”) and the Securities Law of 1968 and the regulations promulgated thereunder (the “Securities Law”), or pursuant to valid exemptions therefrom. Except for (i) options to purchase 1,415,288 Ordinary Shares granted by the Company to its employees, officers, directors and consultants (the “Company Issued Options”), and (ii) an additional 343,413 Ordinary Shares reserved by the Company for issuance upon exercise of options that may be granted to its employees, officers, directors and consultants in the future (the “Company Non-Issued Options”) (the Company Issued Options and the Company Non-Issued Options, collectively, the “Option Pool Reserve"), there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments, undertakings or agreements of any character whatsoever relating to, or securities or rights convertible into, any share capital of the Company, or any other share related rights. The Company does not have any (i) outstanding debt securities convertible or exchangeable into Shares, (ii) contracts, commitments, understandings, agreements or arrangements under which the Company or any of its Subsidiaries is required to register the sale of any of their securities under the Securities Act or otherwise, (iii) outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings, agreements or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (iv) securities or instruments containing anti-dilution or similar provisions and (v) any stock appreciation rights or “phantom stock” plans or agreements, or any similar plan or agreement.
(ii) Except as set forth on Section 5.1(c)(ii) of the Company Disclosure Letter and as provided in Section 4.4, there are no options, warrants or other outstanding securities of the Company (including, without limitation, any equity securities issued pursuant to any Company Plan) the vesting of which will be accelerated by the transactions contemplated hereby.
(iii) Section 5.1(c)(iii) of the Company Disclosure Letter sets forth the amount payable pursuant to clause (a) of Section 4.4 to the holders of Company Options (whether vested or unvested).
          (d) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene, conflict with or violate any provision of the Company’s Articles of Association (the “Company’s Articles”) or Memorandum of Association (the “Memorandum”), each as amended to date, or any Subsidiary’s comparable charter documents, (ii) conflict with, or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries’ respective properties or assets are bound or any license franchise, permit certificate, approval or other similar authorization affecting the assets or business of the Company or any of its Subsidiaries, (iii) require the consent, approval, authorization or order of any Governmental Entity on the part of the Company for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (except (A) pursuant to Section 1.3, (B) approval of the Israeli Commissioner of Restrictive Trade Practices pursuant to the Restrictive Trade Practices Act, 1988 (the “RTPA”), (C) filings with, and approval by, the Investment Center of the Israeli Ministry of Trade & Industry (the “Investment Center”) of the change in ownership of the Company to be effected by the Merger (the “Investment Center Approval”), (D) under the German Act against Restraints on Competition of 1958, as amended (Gesetz gegen Wettbewerbsbeschraenkungen or “GWB”), (E) obtaining the Options Tax Ruling (defined in Section 7.11(c)), and (F) other filings and recordation as required by Governmental Entities other than those in the United States or Israel), or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including, without limitation, Israeli federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (v) result in the creation of imposition of any lien, mortgage, charge, pledge, security interest, claim or any other encumbrance on any material asset of the Company or any of its Subsidiaries, except, other than in the case of clause (i), for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
          (e) Commission Documents and Financial Statements; Internal Controls.
          (i) The Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, for the three years preceding the date hereof, the Company has timely filed with or furnished to the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements and other documents (including all exhibits) required to be filed with or furnished to the Commission by it pursuant to the reporting requirements of the Exchange Act and after the date hereof, will file all reports, schedules, forms, statements, certifications and other documents (including all exhibits) required to be filed by it after the date hereof (collectively, all of the foregoing and all exhibits included therein and financial statement and schedules thereto, including filings incorporated by reference therein being referred to herein as the “Company Reports”). At the times of their respective filings or submissions, the financial statements for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 included in the Company Reports, including the Reports on Form 6-K filed on April 21, 2008 (as amended by the Report on Form 6-K filed on April 25, 2008) and July 21, 2008 (as amended by the Report on Form 6-K filed on July 22, 2008) (collectively, the “Quarterly Form 6-Ks”) and on Form 20-F for the fiscal year ended December

31, 2007 (the “Form 20-F” and together with the Quarterly Form 6-Ks, the “Commission Documents”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and all Company Reports filed after the date hereof will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder. As of their respective dates, the consolidated financial statements of the Company included in the Commission Documents are or will be complete and correct in all material respects and complied or will comply with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such consolidated financial statements have been or will be prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis during the periods presented (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present or will present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) and are consistent with the books and records of the Company. For the three years preceding the date hereof, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed with the Israeli Securities Authority pursuant to the reporting requirements of the Securities Law.
          (ii) Section 5.1(e)(ii) of the Company Disclosure Letter sets forth for the quarterly period ended December 31, 2008 (i) the Company’s total revenue (calculated in accordance with GAAP plus the amount of the deferred revenue write-down related to the acquisition of the Secure SafeWord product line from Secure Computing Corporation and excluding revenue associated with the third party set forth on Section 5.1(o)(i)(A) of the Company Disclosure Letter) (the “Q4 Revenue”) and (ii) the Company’s revenue for the digital rights management division (including revenue of EutronSec relating to the digital rights management division) (the “Q4 DRM Revenue”).
          (iii) Internal Controls. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

The Company’s management has disclosed to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and has identified for Company’s auditors and audit committee of Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to Company’s auditors and audit committee and (ii) any material communication made by management or Company’s auditors to the audit committee required or contemplated by applicable listing standards or professional accounting standards. No material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from the Company’s employees regarding questionable accounting or auditing matters, have been received by the Company.
          (f) Subsidiaries. Section 5.1(f) of the Company Disclosure Letter sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization and where it is qualified to do business, and showing the percentage of the Company’s or another of the Company’s Subsidiaries’ ownership of the outstanding stock or other interests of such Subsidiary. All of the outstanding share capital of each Subsidiary has been duly authorized and validly issued, and is fully paid and nonassessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any share capital of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any share capital. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any share capital of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence except as set forth in Section 5.1(f) of the Company Disclosure Letter. Neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any share capital of any Subsidiary. Except for the Company’s Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, trust or other organization or entity.
          (g) No Undisclosed Liabilities. Except as disclosed in Section 5.1(g) of the Company Disclosure Letter, since September 30, 2008, neither the Company nor any of its Subsidiaries has incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses consistent with past practice, that are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
          (h) Absence of Certain Developments. Except as disclosed in Section 5.1(h) of the Company Disclosure Letter, since September 30, 2008, (i) through the date hereof neither the Company nor any Subsidiary has taken any of the actions set forth in Section 7.1 and (ii) there has not been an event, development or circumstance which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (i) Indebtedness. Section 5.1(i) of the Company Disclosure Letter sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments of any kind or nature, except for (A) liabilities for borrowed money or amounts owed which do not exceed $500,000 individually or in the aggregate; (B) trade accounts payable incurred in the ordinary course of business and amounts that may be owed under warranty provisions; (C) guaranties and other contingent obligations in respect of liabilities for borrowed money of others which do not exceed $500,000 individually or in the aggregate; (D) the present value of any lease payments which do not exceed $500,000 individually or in the aggregate due under leases required to be capitalized in accordance with GAAP. For the purposes of this Agreement, “Indebtedness” shall mean, with respect to the Company and its Subsidiaries (a) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to GAAP; (d) obligations for amount drawn under letters of credit or similar facilities or contingent reimbursement liabilities with respect to letters of credit or similar facilities, (e) any liability for deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business, (f) all guaranties and other contingent obligations in respect of liabilities for borrowed money of others and (g) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing. Except as set forth in Section 5.1(i) of the Company Disclosure Letter, neither the Company nor any Subsidiary is in default with respect to any Indebtedness.
          (j) Title to Assets; Real Property.
          (i) Each of the Company and the Subsidiaries has good and valid title to all of personal property owned by the Company and the Subsidiaries, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except (x) for those indicated in Section 5.1(j)(i) of the Company Disclosure Letter, (y) statutory liens for the payment of current taxes that are not yet delinquent and (z) immaterial encumbrances which do not interfere with the use for which the property is intended. The Company and the Subsidiaries are in compliance in all material respects with leases of the Company and the Subsidiaries for personal property and all such leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect.
          (ii) Neither the Company nor any of the Subsidiaries owns any real property. The Company and the Subsidiaries have a good and valid leasehold interest in each parcel of real property leased by the Company or the Subsidiaries (the “Leased Real Property”), each of which is listed on Section 5.1(j)(ii) of the Company Disclosure Letter. (x) The Company and the Subsidiaries have the right to use and occupy the Leased Real Property for the full term of the lease or sublease relating thereto subject to the provisions of the respective lease agreements (pursuant to which the Company has no knowledge of any existing event or circumstance that could reasonably be expected to curtail such use or occupancy), (y) each lease or sublease relating to the Leased Real Property is valid, binding and enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law)) and is in full force and effect with respect to the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, with respect to the other parties thereto, and the Company and the Subsidiaries have not received notice of any default (with or without notice or lapse of time, or both) with respect to any such lease or sublease, and (z) neither the Company nor any Subsidiary has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby. There are no pending or threatened condemnation proceedings with respect to the personal property owned by the Company and the Subsidiaries or the Leased Real Property
          (k) Actions Pending. Section 5.1(k) of the Company Disclosure Letter lists each action, suit, arbitration, alternate dispute resolution proceeding or a claim or investigation known to the Company or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of its or their respective properties or assets. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of its or their respective properties or assets, which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. There are no outstanding material orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any Subsidiary or any officers or directors of the Company or any Subsidiary in their capacities as such.

          (l) Compliance with Law. The Company and its Subsidiaries are not in violation in any material respect of any federal, state or local governmental laws, rules, regulations and ordinances, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any foreign equivalents, except as set forth in Section 5.1(l) of the Company Disclosure Letter or where failure to be so in compliance would not, either individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries have all material franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by them.
          (m) Taxes. Except as set forth in Section 5.1(m) of the Company Disclosure Letter, the Company and each of the Subsidiaries (i) has accurately prepared and timely filed all material Tax Returns required by law to be filed by it, the information contained in such Tax Returns and reports is true, complete and accurate in all material respects, (ii) has paid all material Taxes shown to be due and payable on such Tax Returns, except with respect to (a) matters that are being contested in good faith for which adequate reserves have been established and are reflected in the financial statements of the Company and the Subsidiaries filed with the Commission Documents, (b) all current Taxes and other charges to which the Company or any Subsidiary is subject and which are not currently due for which adequate reserves have been established in the financial statements of the Company and its Subsidiaries filed with the Commission Documents and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company and each of its Subsidiaries has withheld and paid over all Taxes due on payments to any employee, director or contractor. Neither the Company nor any of its Subsidiaries is currently a party to any pending examination, audit, action, administrative or judicial proceeding, proposed adjustment or assessed deficiency related to any Tax, governmental fee or charge of any kind whatsoever. With respect to Israel and to jurisdictions outside Israel, the Company and each of its Subsidiaries are in compliance with all terms and conditions of any Tax exemptions, Tax incentive, Tax holiday or other Tax reduction agreement, approval or order of any government, except where the failure to so comply would be material to the Company and its Subsidiaries taken as a whole. There are no Tax sharing agreements or similar agreements under which the Company or any of its Subsidiaries could be liable in any amount for the Taxes of any Person that is neither the Company nor any Company Subsidiary. The Company and its Subsidiaries are not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance. There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries, except for statutory liens for current Taxes not yet due and payable. Neither Company nor any of its Subsidiaries have engaged in any transaction which requires its participation to be disclosed under Treasury Regulation Section 1.6011-4.

          (n) Certain Fees.
               (i) Except as set forth in Section 5.1(n)(i) of the Company Disclosure Letter, the Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with this Agreement. The Company has furnished or made available to Parent and Merger Sub a complete and correct copy of all agreements between the Company and any broker, finder or investment banker pursuant to which such firms would be entitled to any payment in connection with this Agreement.
               (ii) Section 5.1(n)(ii) of the Company Disclosure Letter sets forth the Transaction Expenses paid through the date hereof by the Company (both before and after September 30, 2008) and the Company’s current reasonable estimate of such Transaction Expenses from the date hereof through the Closing Date.
          (o) Intellectual Property.
          (i) The Company owns or has a valid right to use all Intellectual Property used in its business as presently conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Since September 30, 2008, the Company has not made any loans, advances or capital contributions to or investments in, acquired any or all of the stock or assets of, or hired any employees of, the third party set forth on Section 5.1(o)(i)(A) of the Company Disclosure Letter. Section 5.1(o)(i)(B) of the Company Disclosure Letter sets forth all (x) Intellectual Property owned by the Company that is registered (collectively, the “Scheduled Intellectual Property”) indicating for each Scheduled Intellectual Property item the registration or application number, current status and the applicable filing jurisdiction (y) Intellectual Property Contracts (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for the Company). Except as set forth in Section 5.1(o)(i)(B) of the Company Disclosure Letter, the Company has exclusive ownership of all Intellectual Property owned by it, free and clear of all liens, exclusive licenses and non-exclusive licenses other than non-exclusive licenses granted in connection with the sale of Products in the ordinary course of business. The Intellectual Property owned by the Company is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or any of its Subsidiaries’ use thereof or its rights thereto. Neither the Company nor any of its Subsidiaries have knowledge of any infringement, misappropriation or other violation by any Person of any material Intellectual Property owned by the Company or its Subsidiaries. To the Company’s knowledge, the Company has not infringed or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement, and, except as set forth in Section 5.1(o)(i)(B) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s or any Subsidiary’s ownership of any of the Intellectual Property owned by the Company or any Subsidiary or claiming that the Company or any of its Subsidiaries infringes or misappropriates the Intellectual Property of any third party (it is being understood that the representation included in this sentence is the only representation of the Company regarding infringement of Intellectual Property of third parties and nothing else herein shall be construed as a representation regarding infringement or violation of Intellectual Property of any third party). Except as set forth in Section 5.1(o)(i)(B) of the Company Disclosure Letter, to the Company’s knowledge, the Company does not need to acquire any material Intellectual Property of any kind in order to conduct its business as currently conducted. Except as may be required by applicable laws or as otherwise disclosed in Section 5.1(o)(i)(B) of the Company Disclosure Letter, there are no material restrictions on the Company’s or any of its Subsidiaries’ ability to manufacture, import, market, offer for sale, sell, license, lease, transfer, use, reproduce, distribute, modify, disclose or otherwise exploit any Products or any Intellectual Property owed by the them.
          (ii) The Company has taken reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by the Company, and to the Company’s knowledge, no material Trade Secrets have been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. To the Company’s knowledge, none of the Company’s current employees or subcontractors has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of its business, which patents or applications have not been assigned to the Company.
          (iii) Except pursuant to the escrow agreements listed in Section 5.1(o)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has provided or disclosed the Source Code of the Products to any Person other than their respective current and former employees, consultants and contractors. Neither the Company nor any of its Subsidiaries has taken any action that would cause, or has failed to take any action, the failure of which would cause, any Source Code owned by the Company to be released from an escrow or otherwise made available or disclosed to any Person or entity other than the Company’s or any of its Subsidiaries’ escrow providers which are a party to the escrow agreements listed in Section 5.1(o)(iii) of the Company Disclosure Letter.
          (iv) The Company is not bound by any Contract providing that consummation of the transactions contemplated by this Agreement will result in (i) the grant of any license under, or the creation of any lien on, any Intellectual Property that is owned by or licensed to the Company, the Parent or any of their Affiliates (as such term is defined in Rule 405 under the Securities Act, an “Affiliate”), (ii) Parent or any of its Affiliates (without taking into account the identity or corporate form of Parent or any of its Affiliates), or the Company or any Subsidiary being bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on the operation or scope of its business, which such party was not bound by or subject to prior to the

Closing, or (iii) Parent or any of its Affiliates (without taking into account the identity or corporate form of Parent or any of its Affiliates), or the Company or any Subsidiary, being obligated to (A) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by such party prior to the Closing, or (B) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person prior to the Closing.
          (v) No use, development, incorporation or distribution of Public Software, or any other use of or activities with respect to Public Software by the Company, or any of it Subsidiaries, (A) requires the licensing, disclosure or distribution of any source code (other than source code that is a part of such Public Software) or Intellectual Property owned by the Company or its Subsidiaries to any other Person, (B) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any other Products, or (C) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any Products or other software owned by the Company or any Subsidiary.
          (p) Environmental Compliance. The Company and each of its Subsidiaries have obtained all approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Entities, or from any other Person, that are required under any Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except as set forth in Section 5.1(p) of the Company Disclosure Letter, the Company has all necessary governmental approvals required under all Environmental Laws and used in its business or in the business of any of its Subsidiaries, except for such instances as would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws. Except for such instances as would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or would be reasonably likely to violate any Environmental Law after the Effective Date or that would be reasonably likely to give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including, without limitation, underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.
          (q) Material Agreements. Section 5.1(q) of the Company Disclosure Letter contains a true and complete list of each contract, instrument, agreement, commitment, obligation, plan or arrangement (“Contract”): (i) filed or required to be filed with the Commission Documents; (ii) constituting an Intellectual Property Contract, or granting most favored pricing or other most-favored terms, or rights of refusal, rights of first negotiation or similar rights and/or terms to any Person or entity, or otherwise limiting the right of any of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any products or services, in each case, in any respect material to the business of the Company and its Subsidiaries, taken as a whole; (iii) including obligations of the Company or its Subsidiaries which exceeds $500,000 per year, other than trade accounts payable incurred in the ordinary course of business and obligations under warranty provisions; (iv) with customers which sales to constitute more than 1% of the revenues of the Company for 2008; (v) limit the right of the Company or its Subsidiaries (1) to engage or compete in any line of business or (2) to compete with any person or operate in any geographic area, in the case of each of (1) and (2), in any respect material to the business of the Company and its Subsidiaries, taken as a whole; (vi) including indemnification or guaranty of obligations of the Company or its Subsidiaries, other than any Contract of indemnification or guarantee of obligations entered into in the ordinary course of business; (vii) involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person following the date hereof (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory); (viii) relating to any joint venture, joint development, partnership or similar arrangement that has involved, or is reasonably expected to involve, a sharing of revenues, profits, expenses or losses with any other party that is material to the business of the Company and its Subsidiaries, taken as a whole; and (ix) any litigation settlement Contract under which the Company or any of its Subsidiaries has ongoing obligations (collectively, the “Material Agreements”). Except as set forth in Section 5.1(q) of the Company Disclosure Letter, (x) the Company and each of its Subsidiaries have performed all material obligations required to be performed by them to date under the Material Agreements, (y) neither the Company nor any of its Subsidiaries has received any notice of default under any Material Agreement, and (z) neither the Company nor any of its Subsidiaries is in breach or violation of, or in default under, any Material Agreement nor, to the Company’s knowledge, are the contracting parties to such Material Agreements in breach or violation of, or default under, such Material Agreement. Each Material Agreement is valid, binding and enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law)) and is in full force and effect with respect to the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, with respect to the other parties thereto
          (r) Transactions with Affiliates. Except as set forth in the Commission Documents or in Section 5.1(r) of the Company Disclosure Letter, there are no loans, leases, Contracts or other continuing transactions between (a) the Company, any Subsidiary or any of their respective customers or suppliers on the one hand and (b) on the other hand, (x) any officer, director or employee of the Company, or any of its Subsidiaries, or any member of the immediate family of such officer, director or employee or any corporation or other entity controlled by such officer, director or employee, or a member of the immediate family of such officer, director or employee or (y) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company which, in each case, is required to be disclosed in the Commission Documents or subject to the provisions requiring disclosure to the Board of Directors or special approval under the Israeli Companies Law, 1999.
          (s) Employees. Neither the Company nor any Subsidiary has any collective bargaining arrangements or agreements covering any of its employees and there are no labor unions or other organizations representing any employee of the Company or any Subsidiary. Since December 31, 2007, no officer or Key Employee of the Company or any Subsidiary has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any Subsidiary.
          (t) Labor Relations. In the three (3) years prior to the date hereof there has not been, and there is not now pending or, to the knowledge of the Company, threatened, (i) any unfair labor practice charge against the Company or any of its Subsidiaries and (ii) any strike, labor dispute, slowdown or stoppage with respect to the employees of the Company or any of its Subsidiaries.
          (u) Israeli Employees. Solely with respect to Company employees who reside or work in Israel or whose employment is otherwise subject to Israeli Law (“Israeli Employees”) and except as set forth in Section 5.1(u) of the Company Disclosure Letter, (i) the Company is not a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees; (ii) the Company has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees nor is it a member of any employer organization and no claim or request has been made against the Company by any such organization; (iii) the Company is not subject to, and no Israeli Employee of the Company benefits from, any extension order (tzavei harchava) except for extension orders applicable to all employees in the industry in which the Company operates; (iv) all of the Israeli Employees are “at will” employees subject to the termination notice provisions included in the respective employment agreements or applicable law, and all contracts between the Company and any of its Israeli Employees or directors can be terminated by the Company by not more than sixty (60) days notice without giving rise to a claim for damages or compensation (except for statutory payments); (v) all amounts that the Company is legally or contractually required to pay to Employees and/or to Governmental Entities (whether under (vii) below or otherwise) are fully funded or accrued on the Financial Statements as of the date of such Financial Statements, (vi) there is no pending or, to the knowledge of the Company, threatened claim by a current or former Israeli Employee for compensation due to termination of employment (beyond the statutory payments to which employees are entitled) or any other claims with respect to employment relationship; (vii) all amounts that the Company is legally or contractually required to either (A) deduct from its Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds, or (B) withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Ordinance and/or Israeli National Insurance Law or otherwise, in either case, have been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice); (viii) the Company is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees, including but not limited to the Israeli Prior Notice to the Employee Law 2002, the Israeli Notice to Employee (Terms of Employment) Law 2002, the Israeli Prevention of Sexual Harassment Law 1998, the Israeli Employment by Human Resource Contractors Law 1996, the Hours of Work and Rest Law 1951 and the Annual Leave Law 1951; (ix) as of the date hereof, the Company has not engaged any Israeli Employees whose employment would require special licenses or permits, and (x) there are no unwritten Company policies or customs which, by extension, could entitle Israeli Employees to benefits in addition to what they are entitled by law or contract. The Company has previously made available to Parent the employment agreement with each Key Employee and the forms of agreements with Israeli Employees, and no agreements with Israeli Employees (except Key Employees) deviate from such forms in a way that is material to the Company and its Subsidiaries taken as a whole..
          (v) Employee Benefit Plans.
          (i) Section 5.1(v)(i) of the Company Disclosure Letter contains a true and complete list of each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary for the benefit of any employee, terminated employee, leased employee or former leased employee, director, officer, shareholder or independent contractor of the Company or any Subsidiary (the “Employee Benefit Plans”). Neither the Company nor any Subsidiary has any liability with respect to any plan, arrangement or practice of the type described in this Section 5.1(v) other than the Employee Benefit Plans set forth in Section 5.1(v) of the Company Disclosure Letter.
          (ii) True and accurate copies of each Employee Benefit Plan, together with all current trust agreements, the most recent annual reports on Form 5500, the most recent financial statements, the most recent IRS favorable determination letters, all current summary plan descriptions and summaries of material modifications for such plans have been furnished to Parent.
          (iii) Neither the Company nor any Subsidiary participates currently or has ever participated in, and none of them is required currently or has ever been required to contribute to or otherwise participate in, (i) any “multiemployer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code, (ii) any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (iii) “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or (iv) any plan, program or arrangement subject to Title IV of ERISA.
          (iv) With respect to each Employee Benefit Plan, except as would not, individually or in the aggregate, be likely to result in a Company Material Adverse Effect: (A) each has been administered in compliance with its terms and with all applicable laws; (B) no actions, suits, claims or disputes, other than routine claims for benefits, are pending or, to the knowledge of Seller, threatened against any such plan, the trustee or fiduciary of any such plan, the Company or any Subsidiary or any assets of any such plan; (C) no audits, proceedings, claims or demands are pending with any Governmental Entity; (D) all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any such plan participant have been duly or timely filed or distributed; (E) no “prohibited transaction,” within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred; and (F) all required payments, premiums, contributions, reimbursements or accruals have been made or properly accrued on the most recent balance sheet filed with the Commission Documents.
          (v) With respect to each Employee Benefit Plan of the Company intended to qualify under Code Section 401(a) or 403(a), (A) the Internal Revenue Service has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from federal income tax under Code Section 501(a); (B) nothing has occurred which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any penalty or tax liability.

          (vi) Except as set forth in Section 5.1(v)(vi) of the Company Disclosure Letter, neither the execution of this Agreement, shareholder adoption of this Agreement nor the consummation of the transaction contemplated hereby will (w) entitle any employees and/or former employees and/or independent contractors of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any Employee Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any Employee Benefit Plans or (z) result in payments under any Employee Benefit Plans which would not be deductible under applicable law.
          (vii) No Employee Benefit Plan provides medical or dental benefits for any current or former employees of the Company or any Subsidiary or any of their respective predecessors after termination of employment other than the rights that may be provided by law.
          (viii) Except as set forth in Section 5.1(v)(viii) of the Company Disclosure Letter, there are no leased employees or independent contractors within the meaning of Section 414(n) of the Code who perform services for the Company or any Subsidiary.
          (w) Sarbanes-Oxley Act The Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder, that are effective and for which compliance by the Company is required as of the date hereof.
          (x) Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such reasonably insurable risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries. All material insurance policies of the Company and its Subsidiaries (the "Policies") are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination or modification, under any Policy. No notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such Policy. With respect to each of the legal proceedings set forth in Section 5.1(k) of the Company Disclosure Letter, no carrier of any Policy has asserted any denial of coverage other than the issuance of customary reservation of rights letters issued by such carriers in connection with the filing of any claims.
          (y) Grants. Section 5.1(y) of the Company Disclosure Letter provides a complete list as of the date hereof of all Grants (as defined below). The Company has made available to the Parent, prior to the date hereof, true and correct copies of all documents evidencing Grants submitted by the Company or any of its Subsidiaries and all letters of approval, and supplements thereto, granted to the Company or any of its Subsidiaries. The Company is in compliance in all material respects with the terms and conditions of all Grants and has fulfilled in all material respects all the undertakings required thereby. The Company has not received notice of the revocation or material modification of any of the Grants. The Company has not been informed in writing, or to the Company’s knowledge, orally, by the Investment Center that it has any intent to revoke or modify any of the Grants. “Grants” means any pending and outstanding grants, incentives, exemptions, tax reductions and subsidies from the Government of the State of Israel or any agency thereof, or from any foreign Governmental Entity, including, without limitation, grant of status of Approved Enterprise Status from the Investment Center.
          (z) Product Defects; Product Warranties. The products sold, leased or delivered, or services provided by the Company and its Subsidiaries (“Products”) have been in conformity in all material respects with applicable contractual commitments. The Company and its Subsidiaries have no liability and there is no pending, or to the knowledge of the Company, threatened claim against them that would give rise to any liability for replacement or repair thereof or for damages in connection therewith, except for such liability or claims that would not, either individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. All Products comply in all material respects with applicable governmental approval and laws.
          (aa) No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations and warranties on behalf of the Company.
ARTICLE VI
Representations and Warranties
          6.1. Representations and Warranties of Parent and Merger Sub.
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:
          (a) Organization and Qualification. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of its respective jurisdiction of organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where any failure would not, either individually or in the aggregate, reasonably be expected to be material to Parent or Merger Sub taken as a whole.
          (b) Charter Documents and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the organizational documents of each of Parent and Merger Sub in full force and effect as of the date hereof. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Association.
          (c) Authority. Each of Merger Sub and Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated under this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing described in Section 1.3). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Parent, and constitutes the valid and binding obligations of each of Merger Sub and Parent, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law). The SafeNet Undertaking has been duly and validly executed and delivered by SafeNet, and constitutes the valid and binding obligations of SafeNet, enforceable against SafeNet in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (d) No Violation; Required Filings and Consents. (i) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the transactions contemplated under this Agreement will not, (A) conflict with or violate any provision of Parent’s certificate of incorporation or bylaws (or equivalent organizational documents) or conflict with or violate any provision of the Articles of Association of Merger Sub, (B) assuming that all Parent Required Consents have been obtained, made or complied with, conflict with or violate any law applicable to Parent or Merger Sub or by which any asset of Parent or Merger Sub is bound or affected, or (C)

conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, under any provision of any contract applicable to Parent, except in the case of clauses (B), (C) and (D) of this Section 6.1(d), to the extent that any such conflict, violation, breach, default, right, loss or imposition would not, either individually or in the aggregate, reasonably be expected to be material to Parent or Merger Sub taken as a whole.
               (ii) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) pursuant to Section 1.3, (B) approval of the Israeli Commissioner of Restrictive Trade Practices pursuant to the RPTA, (C) the Investment Center Approval; and (D) under the GWB (collectively, the “Parent Required Consents”).
          (e) Litigation. There is no suit, claim, action, Proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, at law or in equity, that, either individually or in the aggregate, would reasonably be expected to be material to Parent or Merger Sub taken as a whole. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, either individually or in the aggregate, would reasonably be expected to be material to Parent and its subsidiaries taken as a whole.
          (f) Brokers. No broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Parent or Merger Sub.
          (g) Financial Capability. Parent has provided to the Company true, accurate and complete copies of (a) fully executed equity commitment letters, dated as of the date of this Agreement (the “Equity Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, each of the parties listed on Exhibit D hereto (collectively, the “Investors”) has committed to provide or cause to be provided the cash amounts set forth therein as an equity financing to Parent and/or Merger Sub, and (b) a fully executed debt commitment letter, dated as of the date of this Agreement (the “Debt Commitment Letter” and together with the Equity Commitment Letters, the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to provide Merger Sub with loans in the amounts described therein, the proceeds of which are to be used to consummate the Merger and the other transactions contemplated hereby and pay related fees and expenses (the “Debt Financing” and together with the equity financing pursuant to the Equity Commitment Letters, the “Financing”). Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and /or Merger Sub and, to Parent’s knowledge, the other parties thereto. As of this date of this

Agreement, the Financing Commitments are in full force and effect and have not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect. As of the date of this Agreement, neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein on the part of Parent. Parent or Merger Sub has paid any and all commitment or other fees required by the Financing Commitments that are due as of the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due. There are no side letters or other agreements or arrangements relating to the Financing to which Parent, Merger Sub or any of their affiliates are a party containing additional conditions precedent to the Financing. The proceeds funded under the Financing Commitments (or any alternative financing obtained pursuant to Section 7.19), when and if funded in accordance with the Financing Commitments (or such alternative financing), will be sufficient to (a) the satisfaction of all Parent’s and Merger Sub’s obligations under this Agreement, including pay the Merger Consideration, (b) make the payments required pursuant to Section 4.4, (c) make the deposit into the Payment Fund required by Section 4.2(a) and (d) pay any expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the lenders thereunder to make the Debt Financing available to Parent on the terms therein, and the Equity Commitment Letter contains all of the conditions precedent to the obligations of the funding party to make the equity financing thereunder available to the Parent on the terms therein, and, as of the date hereof, neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy on a timely basis any conditions precedent to the Equity Commitment Letter or the Debt Commitment Letter.
          (h) Guarantees. Concurrently with the execution of this Agreement, Parent has caused the Investors to deliver to the Company executed limited guarantees (the “Limited Guarantees”). Each of the Limited Guarantees, in the form so delivered, is, to Parent’s knowledge, a legal, valid and binding obligation of the Investors, enforceable in accordance with its terms.
          (i) Merger Sub. All of the outstanding share capital of Merger Sub is owned directly by Parent. Merger Sub has not conducted any activities or operations other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Transactions, and activities related thereto, including acquisition of the share capital of the Company. Merger Sub does not have any Subsidiaries.
          (j) Vote Required. No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement and the transactions contemplated under this Agreement. This Agreement and the Merger have been duly approved by Parent as the sole shareholder of Merger Sub in accordance with applicable law and the articles of association (or equivalent organizational documents) of each of Parent and Merger Sub.
          (k) No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Agreement, neither Parent nor Merger Sub is making and has not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations and warranties on behalf of Parent or Merger Sub.
ARTICLE VII
Covenants
          7.1. Interim Operations.
               (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (unless Parent shall otherwise approve in writing and except as required by applicable law or as expressly required by this Agreement), the business of it and its Subsidiaries shall be conducted in the ordinary course and consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates, keep available the services of its and its Subsidiaries’ present employees and agents and manage its working capital (including the payment of accounts payable and the receipt of accounts receivable) only in the ordinary course and consistent with past practice.
               (b) Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) Parent may approve in writing (provided that Parent’s consent may not be unreasonably withheld and that failure to respond within 4 business days of confirmation or deemed confirmation of receipt of a request for consent from the Company to take any action contemplated by this Section 7.1(b) shall be deemed as an approval in writing by Parent) or (C) as set forth in Section 7.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:
               (i) adopt or propose any change in the Company’s Memorandum, Articles or other applicable governing instruments, except in accordance with Section 7.12(a) hereof;

          (ii) merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;
          (iii) acquire (whether by merger, consolidation, acquisition of shares or assets or otherwise) assets (including Intellectual Property) outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $500,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement and set forth in the Company Disclosure Letter;
          (iv) issue, deliver, sell, pledge, dispose of, grant, transfer, encumber, amend the material terms of or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee, encumber or amend the material terms of, any of its or its Subsidiaries’ share capital or equity securities (other than the issuance of shares by a wholly-owned Subsidiary to the Company or another of its wholly-owned Subsidiaries and issuance of Shares upon exercise of Company Options issued and outstanding on the date hereof or issued after the date hereof in compliance with the terms of this Agreement), or securities convertible or exchangeable into or exercisable for any share capital or equity securities, or any options, warrants or other rights of any kind to acquire any shares of such share capital or equity securities or such convertible or exchangeable securities;
          (v) create or incur any mortgages, pledges, charges, liens, security interests or other encumbrances material to the Company or any of its Subsidiaries on any of its assets or the assets of any of its Subsidiaries;
          (vi) make any loans, advances or capital contributions to or investments in any Person (other than between the Company and any of its direct or indirect wholly-owned Subsidiaries) other than accounts and notes receivable in the ordinary course of business;
          (vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to or convertible into or exercisable for, any of the Company’s share capital (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its share capital;
          (viii) adjust, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, its Shares or securities convertible or exchangeable into or exercisable for any of its Shares or any of its securities or securities of any of its Subsidiaries;

          (ix) incur or assume any Indebtedness or guarantee such Indebtedness of another Person, or amend any such existing Indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries or guarantee any debt securities, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practices (x) not to exceed $500,000 in the aggregate or (y) in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more beneficial than the Indebtedness being replaced, (B) trade accounts payable incurred in the ordinary course of business and amounts that may be owed under warranty provisions, or (C) interest rate swaps on customary commercial terms consistent with past practice and in compliance with its risk management policies in effect on the date of this Agreement and not to exceed $500,000 of notional debt in the aggregate;
          (x) (A) make or authorize any capital expenditure in excess of $250,000 in the aggregate, except with respect to those matters described on Section 7.1(b)(x) of the Company Disclosure Letter or (B) pay the Transaction Expenses related to the party set forth in Section 5.1(n)(i) of the Disclosure Letter;
          (xi) make any changes with respect to accounting policies or procedures, except as required by GAAP;
          (xii) commence any (A) litigation before a Governmental Entity except with respect to routine collection matters in the ordinary course of business and consistent with past practice, (B) counter-claims related to litigation filed against the Company, (C) litigation related to enforcement of Intellectual Property of the Company or (D) litigation related the rights of the Company under this Agreement; provided, that the Company may take the actions set forth in clauses (B) and (C) hereof so long as it consults with Parent prior to taking any such action and considers any comments of Parent in good faith;
          (xiii) settle any litigation or other proceedings before a Governmental Entity other than settlements providing solely for a cash payment in an amount less than $500,000 and including a full release of the Company and its affiliates, as applicable;
          (xiv) make or change any material Tax election or make or change any application with any Governmental Entity or make or change any annual Tax accounting period or adopt or change any material method of Tax accounting, enter into any closing agreement, settle any claim or assessment with respect to a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, or file any Tax Return or, except as set forth in Section 7.11, seek any tax ruling from a Governmental Entity;
          (xv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its assets (including Intellectual Property), product lines or businesses or of its Subsidiaries, including share capital of any of its Subsidiaries and sales of obsolete assets and except for sales (other than sales of Intellectual Property), leases, licenses or other dispositions of assets with a fair market value not in excess of $500,000 in the aggregate, other than pursuant to contracts in effect as of the date of this Agreement and transactions entered into in the ordinary course of business and consistent with past practice;
          (xvi) except as required pursuant to contracts or corporate resolutions in effect as of the date of this Agreement, or as otherwise required by applicable law, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement, arrangement or benefit plan including any Employee Benefit Plan for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement (provided, that the foregoing shall not prohibit the Company from terminating any employees), (ii) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or of any of its Subsidiaries, except in a manner consistent with prevailing custom as described in Section 5.1(u) of the Company Disclosure Letter, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its director, officer or employee or of any of its Subsidiaries, except in the ordinary course of business consistent with past practice, (iv) hire any employee, except for the replacement of any Company employee whose employment with the Company or any of its Subsidiaries is terminated for any reason (with such replacement employee receiving compensation and benefits that are no greater in the aggregate than those received by such terminated employee) and except for ten (10) additional non-replacement hires, (v) establish, adopt, amend or terminate any of its benefit plans or amend the terms of any outstanding equity-based awards, (vi) take any action to accelerate the vesting or payment or right to payment, or fund or in any other way secure the payment, of compensation or benefits including under any of its benefit plans, to the extent not already provided in any such benefit plans, (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (viii) grant or forgive any loans or advance any money or other property to any of its or of any of its Subsidiaries’ present or former directors, officers or employees other than advances of expenses in the ordinary course of business consistent with past practice; or (ix) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Employee Benefits Plan;
          (xvii) (i) terminate, amend, modify or waive any material right under any Material Agreement or (ii) enter into any Contract that would constitute a Material Agreement, except with respect to this clause (ii), with respect to Contracts with customers, suppliers, channel partners, OEMs and similar agreements entered into in the ordinary course of business;
          (xviii) except pursuant to arrangements that are in effect as of the date of this Agreement and disclosed to Parent in Section 5.1(y) of the Company Disclosure Letter, apply for funding, support, benefits or incentives from the Office of the Chief

Scientist or the Investment Center of the Ministry of Trade, Industry and Labor of the State of Israel, or from any other Governmental Entity;
          (xix) make any loans, advances or capital contributions to or investments in, acquire any or all of the stock or assets of, or hire any employees of, the third party set forth on Section 5.1(o)(i)(A) of the Company Disclosure Letter;
          (xx) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or
          (xxi) agree, authorize or commit to do any of the foregoing.
          7.2. Acquisition Proposals.
               (a) The Company shall, and the Company shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective officers, directors, investment bankers, attorneys, accountants and other agents, advisors and representatives (collectively, “Representatives”) to, and shall use reasonable best efforts to cause its and its Subsidiaries’ non-officer employees to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to an Acquisition Proposal. The Company and its Subsidiaries shall not, and the Company shall cause its and its Subsidiaries’ Representatives not to, and the Company shall not authorize or knowingly permit its or its Subsidiaries’ non-officer employees to, directly or indirectly, (i) solicit, participate in, initiate, or knowingly facilitate or encourage (including by way of furnishing information or providing assistance), or knowingly take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (including by way of making any public announcement of its intention to do any of the foregoing), (ii) participate in any discussions or negotiations (including by way of furnishing information or providing assistance) regarding any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any agreement (or agreement in principle) with respect to an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 7.2(b)).
               (b) Notwithstanding the limitations set forth in Section 7.2(a), at any time after the date hereof continuing until the receipt of the Requisite Company Vote, if the Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal and the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, (i) that such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (ii) that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, then the Company may, at any time prior to obtaining the Requisite Company Vote (but in no event after obtaining the Requisite Company Vote) take the following actions: (x) furnish non-public information to the Person making such Acquisition Proposal (if, and only if, prior to so furnishing such information, the Company receives from the Person an executed confidentiality agreement with confidentiality provisions in form no less favorable in the aggregate to the Company (i.e., no less restrictive with respect to the conduct of such Person) than those confidentiality provisions contained in the Confidentiality Agreement and which shall permit the Company to comply with the terms of this Section 7.2) and (y) engage in discussions or negotiations with such Person with respect to such Acquisition Proposal. The Company shall not waive or amend any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound pursuant to the preceding sentence (in each case, other than any such agreement with Parent). The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.
          (c) The Company shall promptly (and in any event no later than 24 hours after its Chief Executive Officer, Chief Financial Officer, any member of the Board of Directors or any of its financial or legal advisors has knowledge of receipt) notify Parent in the event that the Company, its Subsidiaries or Representatives receives (i) any Acquisition Proposal or (ii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, including the identity of such Person and provide a copy of such Acquisition Proposal, inquiry or request and all documents related thereto (or, where no such copy is available, a written description of such Acquisition Proposal, inquiry or request), including any material modifications thereto (such information being deemed the “Acquisition Proposal Information”). The Company shall keep Parent promptly informed on a current basis (and in any event no later than 24 hours after its Chief Executive Officer, Chief Financial Officer, any member of the Board of Directors or any of its financial or legal advisors has knowledge of receipt) after the occurrence of any material changes or developments of the status of any Acquisition Proposal, inquiry or request, including all documents related thereto (including the material terms and conditions thereof and of any material modification thereto). The Company agrees that it will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any such information to Parent.
          (d) Other than in accordance with this Section 7.2, the Board of Directors shall not (i) change, qualify, withdraw or modify, or propose publicly to change, qualify, withdraw or modify, in a manner adverse to Parent, the Board Recommendation; (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Acquisition Proposal; (iii) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer (each of the foregoing, a “Change of Recommendation”); or (iv) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or authorize the Company to enter into any letter of intent, merger, acquisition, or similar agreement with respect to any Acquisition Proposal other than any confidentiality agreement to be entered into by the Company as contemplated by this Section 7.2 (each a “Company Acquisition Agreement”); provided, however, that, in response to the receipt of a

Superior Proposal that has not been withdrawn or abandoned, the Board of Directors may, at any time prior to obtaining the Requisite Company Vote, (x) make a Change of Recommendation and/or (y) terminate this Agreement in accordance with Section 9.3(a) to enter immediately into a Company Acquisition Agreement with respect to such Superior Proposal, provided that prior thereto or concurrently therewith the Company has paid the Termination Fee required pursuant to Section 9.5 (a “Superior Termination”); provided, further, that, the Board of Directors may not effect such Change of Recommendation or a Superior Termination, in each case in connection with a Superior Proposal, unless the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, and both of the following conditions have been met:
               (i) the Company shall have provided prior written notice to Parent, at least five (5) business days in advance (as applicable, the “Notice Period”), of its intention to effect a Change of Recommendation and/or Superior Termination in response to such Superior Proposal , which notice shall in addition specify the material terms and conditions (including price) of any such Superior Proposal (including the identity of the Person or group of Persons making the Superior Proposal), and contemporaneously with providing such notice shall have provided a copy of the relevant proposed acquisition agreement and the Acquisition Proposal Information required by Section 7.2(c); and
               (ii) prior to effecting such Change of Recommendation and/or Superior Termination in response to a Superior Proposal, the Company shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
          (e) In the event that during the Notice Period any revisions are made to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of Section 7.2(d)(i) and (ii) with respect to such new written notice, except that the Notice Period shall be reduced to three (3) business days. Notwithstanding anything to the contrary in this Agreement, no “stop-look-and-listen” communication (as defined by Rule 14d-9(f) of the Exchange Act) to the Company’s shareholders of the nature contemplated by Rule 14d-9 of the Exchange Act shall be deemed to constitute a Change of Recommendation provided that such communication confirms that the Board Recommendation remains in effect.
          (f) For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries (including securities of

Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Shares, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Shares, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares involved is 20% or more; in each case, other than the Merger. As used in this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal on terms which the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, to be more favorable to the holders of Company Shares than the Merger from a financial point of view, taking into account all the terms and conditions of such proposal (including any break-up fees, expense reimbursement provisions and financial terms and the likelihood and timing of consummation thereof), and this Agreement (including any changes to the terms of this Agreement proposed by Parent to the Company in writing in response to such proposal or otherwise), provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.
          (g) Nothing contained in this Section 7.2 shall prohibit the Company from (i) disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934, (ii) making any disclosure to its shareholders if the Board of Directors has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable law, or (iii) complying with its disclosure obligations under Israeli Law or the rules and regulations of the NASDAQ Stock Market, provided that any Change of Recommendation must be done in compliance with Section 7.2(d).
          7.3. Information Supplied.
               (a) The Company shall, with the commercially reasonable cooperation of Parent, (i) prepare a proxy statement with respect to receiving the Requisite Company Vote (the “Proxy Statement”) as promptly as reasonably practicable following the date of this Agreement, and publish the notice of the Company Shareholders Meeting (and any adjustment or postponement thereof) as required by applicable law; and (ii) use its commercially reasonable efforts to obtain the Requisite Company Vote; and (iii) otherwise comply with all legal requirements applicable to such meeting. Parent and its counsel shall be given a reasonable opportunity to review and comment on the notice of the Proxy Statement and any material related to the Company Shareholder Meeting (and any adjustment or postponement thereof), in each case each time before either such document (or any amendment thereto) is filed with the SEC, the ISA and the TASE or published, and reasonable and good faith consideration shall be given to an y comments made by such party and its counsel. The Company shall provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC, TASE or ISA or their respective staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to provide comments on the response to those comments.
               (b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          7.4. Merger Proposal.
Each of the Company and, if applicable, Merger Sub, shall take the following actions within the time frames set forth herein, provided, however, that any such actions or the time frame for taking such actions shall be subject to any amendment in the applicable provisions of the Israeli Companies Law and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 7.4 accordingly):
          (a) As promptly as practicable following the date hereof (and no later the two (2) business days thereafter):
               (i) each of the Company and Merger Sub shall cause a merger proposal (in the Hebrew language) substantially in the form attached as Exhibit E (each, a “Merger Proposal”) to be executed in accordance with Section 316 of the Israeli Companies Law;
               (ii) the Company shall call the Company Shareholders Meeting in accordance with Section 7.5 to be held by February 19, 2009, and
          (b) the Company and Merger Sub shall jointly deliver the Merger Proposals to the Companies Registrar within three (3) days from the calling of such shareholders’ meetings.

          (c) Each of the Company and Merger Sub shall cause a copy of its Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform its respective non-secured creditors, if any, of its Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder.
          (d) Promptly after the Company and Merger Sub shall have complied with the provisions of Section 7.4(a)—(c) and with subsections (i) and (ii) of this Section 7.4(d), but in any event no more than three (3) business days (as defined in the Israeli Companies Law) following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. In addition to the above, each of the Company and, if applicable, Merger Sub, shall:
               (i) Publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (A) two (2) daily Hebrew newspapers circulated in Israel, on the day that the Merger Proposal is submitted to the Companies Registrar, (B) a newspaper circulated in New York City, no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar, and (C) in such other manner as may be required by applicable law and regulations;
               (ii) Within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Israeli Companies Law) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in subsection (i) above; and
               (iii) Send to the “workers committee” or display in a prominent place at the Company’s premises, a copy of the notice published in a daily Hebrew newspaper (as referred to in subsection (i)(A) above), no later than three business days following the day on which the Merger Proposal was submitted to the Companies Registrar.

          7.5. Company Shareholders Meeting.
The Company will take, in accordance with applicable law and the Company’s Articles, all action necessary to convene a meeting of holders of Shares (the “Company Shareholders Meeting”) to be held by February 19, 2009 or as promptly as practicable thereafter to consider and vote for the approval of this Agreement, the Merger and the Articles Amendment (as such term is defined in Section 7.12(a)) and to cause such vote to be taken. Subject to Section 7.2 hereof, the Board of Directors shall recommend such approval and shall take all lawful action to solicit such approval. Pursuant to the terms of this Section 7.5, the Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the Articles Amendment. The Company shall call, notice, convene, hold, conduct and solicit all proxies in connection with the Company Shareholder Meeting in compliance with all applicable legal requirements, including the Israeli Companies Law, the Israeli Securities Law and the Company’s Articles. In the event that Parent, or any Person referred to in Section 320(c) of the Israeli Companies Law in connection with Parent, shall cast any votes in respect of this Agreement, the Merger or the other transactions contemplated by this Agreement, Parent shall, prior to such vote, disclose to the Company the respective interests of Parent or such Person in such shares so voted. The Company may adjourn or postpone the Company Shareholder Meeting: (i) following consultation with Parent, if and to the extent necessary to provide any necessary supplement or amendment to the Proxy Statement to the Company’s shareholders in advance of a vote on this Agreement and the Merger or (ii) if, as of the time for which the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting.
          7.6. Filings; Other Actions; Notification.
               (a) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.
               (b) Subject to reasonable confidentiality and privilege protections, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.
          (c) Subject to reasonable confidentiality and privilege protections and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent each shall give prompt notice to the other of any failure to the other party’s conditions to effect the Merger. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.
          (d) Each of Parent and the Company shall as promptly as practicable following the date hereof make an appropriate filing of a Merger Notice required under the RTPA and the appropriate filing under the GWB (collectively, the “Antitrust Filings”) with respect to the transactions contemplated hereby and to supply as promptly as practicable to the appropriate Governmental Entity any information and documentary material that may be requested pursuant to the GWB or the RTPA.
          (e) Each of the parties agrees that it shall use its commercially reasonable efforts to promptly take, in order to consummate the transactions contemplated hereby, all actions necessary (x) to secure the expiration or termination of any applicable waiting period under the GWB and to obtain the RTPA Approval (the “Antitrust Clearances”) and/or to resolve any objections asserted by any Governmental Entity with respect to the transactions contemplated hereby under any statute, law, ordinance, rule or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position, or the Federal Trade Commission Act (collectively, “Antitrust Laws”), and (y) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the merger (“Antitrust Prohibition”). Without derogating from the aforesaid, Parent shall use its commercially reasonable efforts to (A) take any and all action necessary (including entering into agreements or stipulating to the entry of an order or decree or filing appropriate applications with any Governmental Entity and, in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, consenting to such action by the Company, provided that any such action may, at the discretion of Parent, be conditioned upon consummation of the Merger) (each, a “Divestiture Action”) to ensure that no Governmental Entity enters any Antitrust Prohibition or to ensure that no Governmental Entity with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the Termination Date, or (B) defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of or to have vacated or terminated any Divestiture Action, provided that, notwithstanding anything in this Agreement to the contrary, Parent shall not be required to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, material assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminate material existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminate any material venture or other arrangement; (iv) create any material relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuate any other material change or restructuring of the Company or Parent or their respective Subsidiaries (each, a “Material Divestiture Action”). In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall use its commercially reasonable efforts to take all action necessary, including but not limited to any Divestiture Action (but excluding any Material Divestiture Action), to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall use its commercially reasonable efforts to take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date. The Company shall cooperate with Parent and shall use its commercially reasonable efforts to assist Parent in resisting and reducing any Divestiture Action. The parties shall use commercially reasonable efforts to share information protected from disclosure under the attorney-client privilege, work-product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.
          (f) The Company, Parent and Merger Sub and any of their respective Affiliates shall not take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Governmental Entity under an Antitrust Law or the expiration of the required waiting period under any Antitrust Laws; provided, however, that Parent may take any reasonable action to resist or reduce the scope of a Divestiture Action, even if it delays such expiration to a date not beyond the Termination Date.
          (g) If any Divestiture Action agreed to by Parent requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, the Parent hereby agrees to consent to the taking of such action by the Company and any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger.
          7.7. Access.
               (a) Subject to applicable law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s Representatives (including any financing sources and their Representatives) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its Representatives, employees, properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.7 shall affect or be deemed to modify any representation or warranty made by the Company herein. All requests for information made pursuant to this Section 7.7 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.
               (b) Between the date hereof and the Effective Time, subject to applicable law, the Company shall take commercially reasonable efforts to cooperate in Parent’s structuring and integration planning for the operation of the Company following the Closing as may be reasonably requested by Parent, including, without, limitation, with respect to potential acquisitions and dispositions by the Company following the Closing. For the avoidance of doubt, any violation, default or breach of this Section 7.7(b) will not entitle Parent or Merger Sub to any remedy whatsoever and shall not be deemed as a failure of the closing condition set forth in Section 8.2(b) to be satisfied.
          7.8. Publicity.
The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each agree that it will not, and will use commercially reasonable efforts to cause such party’s Affiliates and Representatives not to, issue any reports, public statements or press releases, in each case relating to this Agreement or the transactions contemplated hereby, without the prior written consent of the other party, which consent may be withheld for any reason or no reason, except as required by law, any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity, in which case the disclosing party shall, to the extent practicable, provide the other the opportunity to review and comment upon such report, public statement or press release in advance of its release.

          7.9. Expenses.
Except as otherwise provided in Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the printing and mailing the Proxy Statement and filing fees incurred in connection with Antitrust Law filings shall be shared equally by Parent and the Company.
          7.10. Takeover Statute.
If any “fair price,” “moratorium,” “control share acquisition” mandatory price or other similar anti-takeover statute or regulations or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
          7.11. Israeli Approvals.
               (a) Government Filings. Each party to this Agreement shall use commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Entity with respect to the Merger. The Company and Parent shall use commercially reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the Investment Center Approval, the RTPA Approval and any other consents and approvals that may be required pursuant to Israeli legal requirements in connection with the Merger. In this connection Parent shall provide to the Investment Center any information, and shall execute any undertakings, customarily requested by such authorities as a condition to the Investment Center Approval.
               (b) Legal Proceedings. The Company and Parent each shall: (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Entity with respect to the Merger; (ii) keep the other parties informed as to the status of any such legal proceeding; and (iii) promptly inform the other parties of any communication to the Commissioner of Israeli Restrictive Trade Practices, the Investment Center, the Israeli Securities Authority, the Israeli Tax Authority, the Companies Registrar or any other Israeli Governmental Entity regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Merger pursuant to a joint defense agreement separately agreed to. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli legal requirement, in connection with any such legal proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade law, the Company and Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal proceeding.
               (c) Israeli Tax Rulings. As soon as reasonably practicable after the execution of this Agreement, the Company shall instruct its Israeli counsel, advisors and accountants to prepare and file with the Israeli Tax Authority an application for a ruling confirming that the conversion of Company Options in accordance with Section 4.4 will not result in a taxable event with respect to such Company Options pursuant to Section 3(i) or Section 102 of the Ordinance, and with respect to such Company Options subject to Section 102, that the requisite holding period will be deemed to have begun at the time of the issuance of Company Options (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Options Tax Ruling”). Each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Options Tax Ruling, as promptly as practicable.
               (d) Regulatory Filings. Each of the Company and Parent shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 7.11 to comply as to form and substance in all material respects with the applicable law. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such document or filing, the Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Government Entity, such amendment or supplement.
          7.12. Indemnification; Directors’ and Officers’ Insurance.
               (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor, subject to any limitations under applicable law, in all respects the obligations of the Company pursuant to the indemnification agreements in the form provided in Section 7.12(a) of the Company Disclosure Letter (the “New Indemnification Letters”) as shall be in effect prior to the Effective Time, which New Indemnification Letters shall be entered into between the Company and its current and former directors and officers (the “Indemnified Parties”), subject to and immediately after the approval by the general meeting of the shareholders of the Company of the

Amendment of the Company’s Articles in the form provided in Section 7.12(a) of the Company Disclosure Letter (the “Articles Amendment”).
               (b) Parent, from and after the Effective Time and for a period of seven years following the Effective Time, undertakes to cause the Surviving Corporation to fulfill and honor in all respects such undertakings of the Company pursuant to the New Indemnification Letters.
               (c) Prior to the Closing, the Company shall purchase a prepaid “tail” officers’ and directors’ liability insurance for acts and omissions occurring prior to the Effective Time (“D&O Insurance”) with coverage in amount and scope at least as favorable as the Company’s directors’ and officers’ liability insurance coverage in effect as of the date hereof for a period of seven (7) years after the Effective Time; provided, however, that, if the cost of the “tail” policy (the “Tail Fee”) exceeds 200% of the last annual premium paid prior to the date of this Agreement (such amount, as stated in Section 7.12(c) of the Company Disclosure Letter, the “Current Premium”), the Company will obtain such “tail” policy in such amount and scope as can be obtained for 200% of the Current Premium; provided, further, however, that, if the coverage of the D&O Insurance in amount or scope is greater than that provided under the Company’s officers’ and directors’ liability insurance existing on the date hereof, the Company must obtain Parent’s prior written consent prior to purchasing the D&O Insurance; provided, further, however, that if the Company does not purchase the D&O Insurance prior to the Closing, Parent shall cause the Surviving Corporation to purchase the D&O Insurance promptly following the Closing (subject to the terms and conditions set forth in this Section 7.12(c)).
               (d) Following the Merger, Parent shall cause the Surviving Corporation to keep in effect for seven years after the Effective Time all provisions in the Surviving Corporation’s memorandum of association and articles of association that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company at least to the extent that are presently indemnified by the Company and any such provisions shall not be amended except as either required by applicable law or to make changes permitted by law that would not adversely effect the rights of past or present officers and directors to indemnification and advancement of expenses.
               (e) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 7.12.
               (f) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives, notwithstanding any release executed by any Indemnified Party in connection with his or her departure from the Company or its Subsidiaries unless a release of the provisions of this Section is specifically provided for in such release.
          7.13. Merger Sub Obligations.
Parent shall cause Merger Sub to comply with all of its obligations under this Agreement.
          7.14. Employee Benefits.
               (a) For all purposes under the compensation and employee benefit plans, policies or arrangements of Parent and its Subsidiaries which by their terms provide benefits to any Affected Employees after the Effective Time (the “New Plans”), each Affected Employee shall receive credit for his or her service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entitles for which the Company and its Affiliates have given credit for prior service), for purposes of eligibility, vesting and benefit accrual to the same extent that such Affected Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Employee Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits). In addition, if Affected Employees or their dependents are included in any medical, dental, health or other welfare benefit plan, program or arrangement (a “Successor Plan”) other than the plan or plans in which they participated immediately prior to the Effective Time (a “Prior Plan”), each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all Successor Plans and such Successor Plans shall not include any restrictions, limitations or exclusionary provisions with respect to pre-existing conditions, exclusions, any actively-at-work requirements or any proof of insurability requirements (except to the extent such exclusions or requirements were applicable under any similar Prior Plan at the time of commencement of participation in such Successor Plan or were applicable to similarly situated employees of the Company), and any eligible expenses incurred by any Affected Employee and his or her covered dependents during the portion of the plan year of the Prior Plan ending on the date of the Affected Employee’s commencement of participation in this Successor Plan begins shall be taken into account under this Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to the Affected Employee and his or her covered dependents for the applicable plan year as if these amounts had been paid in accordance with the Successor Plan.
               (b) Parent undertakes that commencing at the Closing Date and extending through the first anniversary of the Closing Date, it shall provide or cause to be provided to those individuals who as of the Effective Time are employees of the Company and its Subsidiaries (the “Affected Employees”) compensation and employee benefits (excluding equity compensation awards and payments or benefits made by reason of the Merger and the other transactions contemplated by this Agreement) that are no less favorable in the aggregate than provided to the Affected Employees immediately before the Closing Date.
               (c) Immediately prior to the Effective Time, Parent will implement a retention plan on substantially the terms and conditions set forth in Section 7.14(c) of the Company Disclosure Letter (the “Retention Plan”).
               (d) Nothing contained herein shall obligate Parent, the Surviving Corporation or any Affiliate of either of them to (i) maintain any particular Company Benefit Plan, (ii) grant or issue any equity or equity-based awards or (iii) retain the employment of any Affected Employee.
          7.15. Shareholder Litigation. The Company shall give Parent prompt written notice of any shareholder litigation against the Company and/or its directors relating to the Merger, and no such settlement shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld.
          7.16. Cash and Working Capital Statement. (i) From and after the date hereof until the earlier of the Effective Time or termination of this Agreement, as soon as reasonably practicable after the close of each fiscal month (and not later than two (2) business days therafter) the Company shall deliver to Parent an unaudited statement, each which shall be reasonably satisfactory to Parent, setting forth the Company’s Cash as of the close of business on the last day of such fiscal month, (ii) beginning in February 2009 until the earlier of the Effective Time or termination of this Agreement, as soon as reasonably practicable after the close of each fiscal month (and not later than ten (10) calendar days therafter) (provided, that the first such statement shall be due on March 15, 2009) the Company shall deliver to Parent an unaudited statement, each which shall be reasonably satisfactory to Parent, setting forth the Company’s Working Capital as of the close of business on the last day of such fiscal month and (iii) two (2) business days prior to the Closing, the Company shall deliver to Parent an unaudited statement, which shall be reasonably satisfactory to Parent setting forth the Company’s reasonable estimate of the Company’s Cash and Working Capital as of the Closing (each, a “Cash and Working Capital Statement”). The Cash and Working Capital Statement shall be prepared in good faith and be accompanied by a certificate executed by the Chief Financial Officer of the Company.
          7.17. Non-Solicitation; Stand-Still. (a) Commencing on the date hereof and ending on the earlier of (i) the later of (A) the Closing Date or (B) the termination of this Agreement and (ii) the Milestone Date (unless an event has occurred that requires Parent to sell Shares to the Company pursuant to Section 9.5(c)(i)(B)), Parent shall not, and shall cause its Affiliates not to solicit to hire or hire (or cause or seek to cause to leave the employ of the Company) any employee of the Company or any of its Subsidiaries; provided, that the foregoing shall not prohibit Parent or its Affiliates from undertaking any general advertisements for employees (the “Non-Solicit Undertaking”).

               (b) Commencing on the date hereof and ending on the later of the Closing Date or termination of this Agreement, Parent shall not, and shall cause its Affiliates not to, offer, pledge, sell, assign, transfer or dispose of (collectively, “Transfer”) any of Shares, options, warrants or any other securities (the “Securities”) or enter into any agreement or legally binding obligation with respect to a Transfer or negotiate the terms of a Transfer. Concurrently with the execution of this Agreement, Jasmine Holdco LLC (“Jasmine”) shall deliver to the Company an undertaking to comply with the provisions of this Section 7.17(b).
               (c) Concurrently with the execution of this Agreement, SafeNet Inc. (“SafeNet”) shall deliver to the Company an undertaking to comply with the Non-Solicit Undertaking and the Stand-Still Undertaking and to be bound by the provisions of the Confidentiality Agreement (the “SafeNet Undertaking”).
               (d) In the event this Agreement is terminated by the Company or Parent pursuant to Section 9.2(i) and at such time (A) the conditions set forth in Sections 8.1, 8.2 and 8.3 have all been satisfied (other than those conditions that by their terms are to be satisfied at the Closing and are ready to be so satisfied at the Closing) other than Section 8.1(b)(i) or (ii) and (B) the conditions set forth in Section 8.1(b)(i) or (ii) have not been satisfied by reason of Parent’s failure to agree to take a Divestiture Action (including a Material Divestiture Action) so as to permit the consummation of the Merger prior to the Termination Date, then, from the period commencing on the date this Agreement is terminated pursuant to Section 9.2(i) and ending on the first anniversary of such date, neither Jasmine nor SafeNet or the funds affiliated with Vector Capital Corporation or any of their respective affiliates shall, without the prior written consent of the Company, directly or indirectly, (i) purchase, contract to purchase, purchase any option or contract to purchase, or enter into any option or contract to purchase, any of the Securities, (ii) demand an Extraordinary General Meeting or present nominees to the Board of Director at any General Meeting of the Company, (iii) submit an Acquisition Proposal or (iv) make any public announcements regarding any of the foregoing (the “Stand-Still Undertaking”).
          7.18. Deposit of Parent Shares in Escrow. Concurrently with the execution of this Agreement, (i) Parent shall transfer, and shall cause any of its Affiliates (including Jasmine Holdco LLC) to transfer the Parent Shares to Meitar Liquornik Geva & Leshem Brandwein (the “Escrow Agent”) to be held in trust for the benefit of the Company accordance with the provisions of the Escrow Agreement in the form attached as Exhibit F, and (ii) shall deliver to the Escrow Agent share transfer deeds executed in blank to allow the transfer of Parent Shares to the Company in accordance with Section 9.5.
          7.19. Financing. Each of Parent and Merger Sub shall use (and cause their Affiliates to use) its commercially reasonable efforts to obtain the Financing on the terms and conditions described in the Financing Commitments as promptly as practicable, including using its commercially reasonable efforts (i) to negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in such definitive agreements that are within either of their control or influence and (iii) to comply with its obligations under the Financing Commitments and consummate the Financing no later than the Closing (subject to the amendment and replacement rights described herein). Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Each of Parent, Merger Sub and the Company shall refrain (and shall use their commercially reasonable efforts to cause their Affiliates to refrain) from knowingly taking, directly or indirectly, any action that would reasonably be expected to result in a failure or any or the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of material developments relating to the Financing and the status of its efforts to arrange the Financing. Parent shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments or the definitive agreements related to the Financing if such amendment, modification, waiver or remedy reduces the aggregate amount of the Financing available, amends the conditions to the drawdown of the Financing, adds any condition to funding, or would reasonably be expected to adversely impact or delay in any material respect the ability of Parent and Merger Sub to consummate the transactions contemplated hereby or materially reduce the likelihood of the consummation of the transactions contemplated hereby or materially reduce the likelihood of any conditions to funding being satisfied, without first obtaining the Company’s prior written consent. Subject to the terms and conditions contained herein and satisfaction of the conditions set forth in Article VIII, in the event that all conditions to the Financing Commitments (other than, in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied. Parent shall draw down on the Financing required to consummate the Merger on the Closing Date. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, or Parent becomes aware of any event or circumstance that makes receipt of any portion of the Financing unlikely to occur in the manner and from the sources contemplated in the Financing Commitments, Parent shall promptly notify the Company and shall use commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on terms no less beneficial and in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but in no event later than the Termination Date. Parent shall deliver to the Company true and complete copies of all definitive agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing. Parent and Merger Sub acknowledge and agree that their respective obligations to consummate the Agreement are not conditioned or contingent upon receipt of the Financing.

ARTICLE VIII
Conditions
          8.1. Conditions to Each Party’s Obligation to Effect the Merger.
The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
          (a) Shareholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly approved by holders of Shares constituting the Requisite Company Vote.
          (b) Regulatory Consents.
          (i) The waiting period applicable to the consummation of the Merger under the GWB shall have expired or been terminated;
          (ii) The approval of the Israeli Commissioner of Restrictive Trade Practices shall have been obtained without any conditions (other than a response with standard conditions) or, alternatively, the waiting period prescribed under the RTPA, including any extensions thereof, shall have expired without receipt of a response from the Israeli Commissioner of Restrictive Trade Practices.
          (iii) The Investment Center Approval, to the extent required pursuant to Israeli legal requirements for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained.
          (c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered after the date of this Agreement any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).
          (d) Israeli Statutory Waiting Periods. At least 50 days shall have elapsed after the filing of the Merger Proposals with the Companies Registrar and at least 30 days shall have elapsed after the approval of the Merger by the shareholders of the Company and Merger Sub.
          8.2. Conditions to Obligations of Parent and Merger Sub.
The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(b)(ii) of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, provided, however, that, representations and warranties that are made as of a particular date or period shall be true and correct only as of such date or period, (ii) the representations and warranties of the Company set forth in Section 5.1(c) of this Agreement shall be true and correct in all but de minimis respects at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, provided, however, that, representations and warranties that are made as of a particular date or period shall be true and correct only as of such date or period, (iii) the representations and warranties of the Company set forth in Section 5.1(e)(ii) of this Agreement shall be the true and correct at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for such failures to be true and correct that do not involve either a greater than 10% overstatement in either the Q4 Revenue or the Q4 DRM Revenue and (iv) all other representations and warranties of the Company in this Agreement shall be true and correct (without regard to qualification or exceptions contained therein as to materiality or Company Material Adverse Effect) at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for such failures to be true and correct, individually or in the aggregate, as have not had, or would not reasonably be expected to have, a Company Material Adverse Effect, provided, however, that, representations and warranties that are made as of a particular date or period shall be true and correct only as of such date or period. In addition, Parent shall have received at the Closing a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that such Officers have read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Closing Date, provided that an unintentional breach of Section 7.1(a) shall not be deemed to be a breach for purposes of this Section 8.2(b), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.
          (c) No Restraints. There shall not be threatened, instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair in a material way Parent’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or any of its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or its Subsidiaries (including, without limitation, by requiring any Material Divestiture Action) or (B) prohibit or limit in any respect Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing or that would result in a Company Material Adverse Effect.
          (d) Governmental Consents. Other than the filing pursuant to Section 1.3, all other approvals or consents of any Governmental Entity required to be obtained in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub listed on Section 8.2(d) of the Company Disclosure Letter and any other material approvals or consents of any Governmental Entity (“Governmental Consents”) shall have been obtained.
          (e) Resignations. Each director of the Company shall have delivered a resignation letter effective as of the Closing.
          (f) Cash. The Company shall have at least $7,000,000 (net of Indebtedness) of Cash, which shall be reflected in a final Cash and Working Capital Statement, and Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company to such effect.
          (g) Working Capital. The Company shall have at least $13,500,000 in Working Capital, which shall be reflected in a final Cash and Working Capital Statement delivered to Parent by the Company two (2) business days before Closing, and Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company to such effect.
          (h) Key Employees. Each of the Key Employees (i) shall be employees of the Company immediately prior to the Effective Time and (ii) shall not have rescinded or purported to have rescinded the Employment Agreement or notified Parent or the Company in writing of such employee’s intention of leaving the employ of Parent or the Company following the Effective Time.
          8.3. Conditions to Obligation of the Company.
The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
               (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct (without regard to qualification or exceptions contained therein as to materiality or Company Material Adverse Effect) at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for such failures to be true and correct, individually or in the aggregate, as have not had, or would not reasonably be expected to have, a Parent Material Adverse Effect; provided however, that representations and warranties that are made as of a particular date or period shall be true and correct only as of such date or period. In addition, the Company shall have received at the Closing a certificate signed by the Chief Executive Officer and Chief

Financial Officer of Parent to the effect that such Officers have read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.
               (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.
ARTICLE IX
Termination
          9.1. Termination by Mutual Consent.
This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent by action of their respective boards of directors.
          9.2. Termination by Either Parent or the Company.
This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (i) the Merger shall not have been consummated by June 30, 2009, whether such date is before or after the date of approval by the shareholders of the Company (such date, as extended, if extended pursuant to the following proviso, the “Termination Date”); (ii) Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting or at any adjournment or postponement thereof, or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company); provided, that the right to terminate this Agreement pursuant to clause (i) of this Section 9.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause or resulted in the failure of the Merger to be consummated.
          9.3. Termination by the Company.
This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company:
               (a) at any time prior to the Requisite Company Vote being obtained, if the Board of Directors approves a Superior Proposal in accordance with Section 7.2(d) and authorizes the Company to enter into a binding written agreement providing for such Superior Proposal and contemporaneously with entering into such agreement the

Company pays Parent in immediately available funds the Termination Fee, to the extent required by Section 9.5, in accordance with the terms of Section 9.5;
          (b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.3(a) or 8.3(b) cannot be satisfied and such breach or failure to be true is not curable, or, if capable of being cured, shall not have been cured within twenty (20) business days after written notice thereof shall have been received by Parent; or
          (c) if (i) the conditions set forth in Sections 8.1, 8.2 and 8.3 have all been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing and are ready to be so satisfied at the Closing) or (ii) (A) the conditions set forth in Sections 8.1, 8.2 and 8.3 have all been satisfied (other than those conditions that by their terms are to be satisfied at the Closing and are ready to be so satisfied at the Closing) other than Section 8.1(b)(i) or (ii) and (B) the conditions set forth in Section 8.1(b)(i) or (ii) have not been satisfied by reason of Parent’s failure to agree to take a Divestiture Action (other than a Material Divestiture Action) so as to permit the consummation of the Merger prior to the Termination Date (provided, however, that Company may not exercise the termination right in this Section 9.3(c)(ii) if the Company’s failure to comply in any way with its obligations under Section 7.6 of this Agreement shall have caused or materially contributed to the failure of the conditions set forth in Section 8.1(b)(i) or (ii) or if the conditions set forth in Section 8.1(b)(i) or (ii) have not been satisfied as a result of any action brought by the Company), and, in the case of clause (i) or (ii) above, Parent or Merger Sub have failed to consummate the Merger no later than three (3) business days after the date on which the Company notifies Parent that (x) all conditions to closing set forth in Section 8.1, 8.2 and 8.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at Closing but which conditions would be satisfied if such date were the Closing Date) or (y) the Company is entitled to terminate this Agreement pursuant to Section 9.3(c)(ii).
          9.4. Termination by Parent.
This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent:
               (a) if (A) the Board of Directors shall have made a Change of Recommendation, (B) the Board of Directors shall have recommended to the shareholders of the Company any Acquisition Proposal or (C) the Company willfully and materially breaches Sections 7.2 or 7.5, or the Board of Directors of the Company or any committee thereof resolves to do so; or
               (b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.2(a) or 8.2(b) would not be satisfied and such breach or is not curable, or, if capable of being cured, shall not have been cured within twenty (20) business days after written notice thereof shall have been received by the Company.
          9.5. Effect of Termination and Abandonment.
               (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect (except for Section 7.9, this Section 9.5 and Article X) with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful material breach of this Agreement (but subject in all cases to the other provisions of this Section 9.5) and (ii) the provisions set forth in the second sentence of Section 10.1 shall survive termination of this Agreement.
               (b) In the event that this Agreement is terminated (i) (x) by the Company or Parent pursuant to Section 9.2(i) or Section 9.2(ii) or (y) Parent pursuant to Section 9.4(b), and prior to such termination, any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Acquisition Proposal or an Acquisition Proposal has been communicated to the Company or become publicly known and within one year of such termination, the Company enters into a definitive agreement with respect to, consummates, or the Board of Directors of the Company recommends, a transaction contemplated by any Acquisition Proposal or (ii) (x) by the Company pursuant to Section 9.3(a) or (y) by Parent pursuant to Section 9.4(a), then the Company shall pay to Parent a termination fee equal to Eight Million Dollars ($8,000,000) (the “Termination Fee”). For purposes of this Section 9.5(b), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”. Any payment required to be made pursuant to clause (i) of this Section 9.5(b) shall be made to Parent at or prior to the earlier of the execution of a definitive agreement with respect to, the consummation of, or the Board of Directors of the Company recommending, any transaction contemplated by an Acquisition Proposal and any payment required to be made pursuant to clause (ii) of this Section 9.5(b) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.
               (c) In the event that this Agreement is terminated by the Company pursuant to Section 9.3(c), then (i) if the Company became entitled to terminate this Agreement pursuant to Section 9.3(c) on or before May 7, 2009 (the “Milestone Date”), then Parent shall (A) pay a termination fee equal to $10,000,000 (the “Parent Termination Fee”) and (B) sell and cause its Affiliates to sell to the Company or any third party designated by the Board of Directors all Shares beneficially owned by Parent and its Affiliates (the “Parent Shares”) in consideration for the payment of the par value of the Parent Shares, or (ii) if the Company became entitled to terminate this Agreement pursuant to Section 9.3(c) after the Milestone Date, then Parent shall pay the Parent Termination Fee. The parties agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion. If the Parent Termination Fee becomes payable by Parent and, if applicable, the sale of the Parent Shares is required pursuant to this Section 9.5(c), the Parent Termination Fee shall be paid and the sale of Parent Shares shall take place no later than three (3) business days after the termination of this Agreement pursuant to Section 9.3(c).
          (d) In the event that the Company or Parent shall fail to pay the Termination Fee or the Parent Termination Fee, as applicable, when due, as the case may be, such payment amount shall accrue interest for the period commencing on the date such payment amount became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if either party shall fail to pay such payment amount when due, such party shall also pay to such other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such payment amount. Each of the Company and Parent acknowledges that the payment amounts and the other provisions of this Section 9.5 are an integral part of the transactions contemplated hereby and that, without these agreements, neither the Company nor Parent would enter into this Agreement.
          (e) The Company’s right to receive payment of the Parent Termination Fee from Parent or the Investors pursuant to the Limited Guarantees in respect thereof, to purchase the Parent Shares and enforce the benefits of the Stand-Still Undertaking shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, the Investors or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, representatives or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise (“Company Damages”) (except with respect to any breach of or default under the Confidentiality Agreement, the provisions of Sections 7.17(a) or 7.17(d) or the SafeNet Undertaking related thereto) and upon payment of such amount and the making available for sale of the Parent Shares to the Company none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that Parent and the Investors under the Limited Guarantees shall also be obligated with respect to Section 9.5(d) and Parent shall also be obligated with respect to any breach of or default under the Confidentiality Agreement, the provisions of Sections 7.17(a) or 7.17(d) or the SafeNet Undertaking related thereto).
          (f) Notwithstanding anything herein to the contrary, (i) the maximum aggregate liability of Parent and Merger Sub for all Company Damages (inclusive of the Parent Termination Fee and the Parent Shares), shall be limited to an amount equal to the Parent Termination Fee, plus any amounts that become due under Section 9.5(d), and Parent’s making the Parent Shares available for purchase by the Company pursuant to Section 9.5(c) (the “Parent Liability Limitation”), and in no event shall the Company or any of its Affiliates seek (x) any Company Damages in excess of such amount, (y) any Company Damages in any amount if the Parent Termination Fee has been paid and the Parent Shares have been made available for purchase by the Company pursuant to Section 9.5(c) or (z) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, or punitive damages, against Parent, Merger Sub or any other Parent Related Parties in connection with this Agreement or the Transactions (except with respect to any breach of or default under the Confidentiality Agreement, the provisions of Sections 7.17(a) or 7.17(d) or the SafeNet Undertaking related thereto) and (ii) the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, any of the Parent Related Parties, through the Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover the Parent Termination Fee or Company Damages subject to the Parent Liability Limitation or purchase the Parent Shares, from Parent or the Investors under and to the extent provided in the Limited Guarantees (but not any other Parent Related Party (including any general partner or managing member)), in each case, subject to the Parent Liability Limitation and the other limitations described therein and herein and except with respect to any breach of or default under the Confidentiality Agreement, the provisions of Sections 7.17(a) or 7.17(d) or the SafeNet Undertaking related thereto). Subject to the limitations contained herein and in the Limited Guarantees, recourse against Parent hereunder and the Investors under the Limited Guarantees shall be the sole and exclusive remedy of the Company and its Affiliates against any Parent Related Party in respect of any liabilities or obligations arising under, or in connection with, this Agreement except with respect to any breach of or default under the Confidentiality Agreement, the provisions of Sections 7.17(a) or 7.17(d) or the SafeNet Undertaking related thereto). The limitations of liability set forth in Sections 9.5(e) and (f) shall be void if Parent or any of Parent Related Parties or the Investors claims or a court of competent jurisdiction determines that the provisions of Section 9.5(c) are unenforceable or excessive.
ARTICLE X
Miscellaneous and General
          10.1. Survival.
This Article X and the agreements of the Company, Parent and Merger Sub contained in Article III, Article IV and Sections 4.4 (Treatment of Stock Plans and Options), 7.9 (Expenses), 7.12 (Indemnification and Directors’ and Officers’ Insurance) and 7.13

(Merger Sub Obligations) shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Sections 7.8 (Publicity), 7.9 (Expenses), 7.17 (Non-Solicit; Stand-Still) and 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
          10.2. Modification or Amendment.
Subject to any limitations under applicable law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties; provided, however, that following receipt of the Requisite Company Vote, there shall be no amendment or change to the provisions hereof which by law would require further approval by the shareholders of the Company without such approval.
          10.3. Waiver of Conditions.
The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.
          10.4. Counterparts.
This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
          10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT (I) MATTERS INVOLVING THE INTERNAL CORPORATE AFFAIRS OF THE PARENT, MERGER SUB OR THE COMPANY, SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH SUCH CORPORATION OR COMPANY IS ORGANIZED, AND (II) PROVISIONS RELATED TO THE MERGER THAT ARE REQUIRED UNDER ISRAELI LAW TO BE GOVERNED BY ISRAELI LAW WILL BE SO GOVERNED.

The parties hereby irrevocably submit to the personal jurisdiction of the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (b) The Company agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. The Company acknowledges and agrees that it is not entitled to enforce specifically the terms and provisions of this Agreement, except for specific performance of the obligations set forth in Sections 9.5 and Sections 7.17 and the obligations under the SafeNet Undertaking.
          10.6. Notices.
Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:
if to Parent or Merger Sub
Magic Lamp Corp.
c/o Vector Capital Corporation
456 Montgomery St., 19th Floor
San Francisco, CA 94104
U.S.A.
Attention: Chief Operating Officer
Fax No.: +415.293.5100

(with a copy (which copy
shall not constitute notice
to Parent or Merger Sub) to:
Shearman & Sterling LLP
525 Market Street, Suite 1500
San Francisco, CA 94105
U.S.A.
Attention: Steve L. Camahort, Esq.
Fax No.: +415-616-1199
and additional copies (which copies
shall not constitute notice
to Parent or Merger Sub) to:
Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Street
Ramat Gan 52506
Israel
Attention: Clifford M. J. Felig, Adv.
Fax: +972-3-610-3757
if to the Company
Aladdin Knowledge Systems Ltd.
35 Efal St.
Kiryat Arye, Petach Tikva
Israel 49511
Attention: Chief Financial Officer
Fax No.: +972-3-978-1010
with copies (which copies
shall not constitute notice
to the Company) to:
Herzog, Fox & Neeman
4 Weizmann Street
Tel-Aviv
Israel
Attention: Alon Sahar, Adv.
Fax No.: +972-3-696-6464
and additional copies (which copies
shall not constitute notice
to the Company) to:

Kramer, Levin, Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
U.S.A.
Attention: Richard H. Gilden, Esq.
Fax No.: +212-715-8000
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
          10.7. Entire Agreement.
This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Nondisclosure Agreement, dated September 25, 2008, between Jasmine Holdco LLC and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
          10.8. No Third Party Beneficiaries.
Except for (i) the rights of the Parent Related Parties pursuant to Section 9.5 and (ii) as provided in Section 7.12, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

          10.9. Obligations of Parent and of the Company.
Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
          10.10. Transfer Taxes.
All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such taxes.
          10.11. Severability.
The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          10.12. Interpretation; Construction; Certain Definitions.
               (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
               (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

               (c) The Company has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.
               (d) For purposes of this Agreement:
          “Cash” means (w) cash and cash equivalents of the Company on a consolidated basis determined in accordance with GAAP plus (x) Paid Transaction Expenses up to the Transaction Expense Budget and the Tail Fee (for the actual amount paid by the Company or any of its Subsidiaries) minus (y) the lesser of (1) Unpaid Transaction Expenses plus Paid Transaction Expenses minus the Transaction Expense Budget and (2) Unpaid Transaction Expenses.
          “Cash Adjustment Per Share Payment” means a fraction (x) the nominator of equals the amount by which the Cash as of the Closing Date, as reflected in a final Cash and Working Capital Statement, exceeds $12,000,000, if any; and (y) the denominator of is the aggregate number of Shares issued and outstanding at the Closing Date (not including Excluded Shares) plus the Company Options.
          “Company Material Adverse Effect” means any event, development or circumstance (A) having, or reasonably likely to have, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole or (B) having, or reasonably likely to have, the effect of, preventing, materially delaying or materially impairing Company’s ability to consummate the transactions contemplated by this Agreement, excluding in the case of clause (A) any such effect attributable to (i) changes in general economic conditions; (ii) changes in economic, financial market, regulatory or political conditions that generally affect the participants in the industries or markets in which the Company participates; (iii) actions taken by the Company as expressly required by this Agreement; (iv) any adverse change in the Company’s relationship with its customers, distributors and vendors that is directly attributable to the public announcement or implementation of the transactions contemplated by this Agreement; (v) changes in GAAP or the interpretation thereof, including changes resulting from the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board (FASB); (vi) any act of terrorism or war (whether or not formally declared); (vii) any failure, in and of itself, by the Company to meet internal projections or forecasts or published revenue or earnings predictions (but in neither case excluding any of the underlying reasons for, or factors contributing to, any such changes); or (viii) variation of the market price of the Shares (but not excluding any of the underlying reasons for, or factors contributing to, any such changes), that in each of the cases in clauses (i), (ii), (v) or (vi) above do not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries participate.

          “Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.
          “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship (including software), whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) moral rights and all other intellectual property or proprietary rights.
          “Intellectual Property Contracts” means all (i) licenses of Intellectual Property by the Company or any Subsidiary to any Person, (ii) licenses of Intellectual Property by any Person to the Company or any Subsidiary, (iii) agreements between any Person and the Company or any Subsidiary) relating to the transfer, development or use of Intellectual Property, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property, except in each case (A) agreements for sale, license or lease of Products to end users or channel partners, (B) distribution, supply and manufacturing agreements, and (C) agreements entered into in the ordinary course of business with employees, individual consultants and individual contractors.
          “Paid Transaction Expenses” means Transaction Expenses paid by the Company or any of its Subsidiaries after September 30, 2008.
          “Parent Material Adverse Effect” means any event, development or circumstance having         , or reasonably likely to have, the effect of, preventing, materially delaying or materially impairing Parent’s or its Subsidiaries’ ability to consummate the transactions contemplated by this Agreement.
          “Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, trust, estate, association, unincorporated association, organization, joint venture, any other entity of any kind or nature or Group (within the meaning of Section 13(d)(3) of the Exchange Act).

          “Products” means all service offerings or products made or currently intended to be made commercially available or otherwise distributed by the Company or any Subsidiary.
          “Public Software” means any software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to any other Person, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any software, (iii) except as specifically permitted by applicable law, allow any Person to decompile, disassemble or otherwise reverse-engineer any software, or (iv) require the licensing of any software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.
          “Registered” means issued by, registered with, renewed by or the subject of a pending application before any governmental entity or Internet domain name registrar.
          “Source Code” means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
          “Subsidiary” of any Person means any corporation, partnership, limited liability company, trust or other organization or entity of which (i) at least a majority of the securities or other ownership interest having ordinary voting power for the election of directors or other persons performing similar functions are at the time owned or controlled directly or indirectly by such Person and/or any of its other Subsidiaries or (ii) such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company).
          “Tax” (including, with correlative meaning, the term “Taxes”) means all income, profits, franchise, gross receipts, environmental, customs duty, share capital, severances, stamp, payroll, social security, national health insurance, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, mandatory payments, or assessments of any nature whatsoever, together with all interest, indexation penalties and other penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions imposed by an Governmental Entity or taxing authority.
          “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
          “Transaction Expense Budget” means the amount set forth on Section 10.12(d) of the Company Disclosure Letter.
          “Transaction Expenses” means fees and expenses of the Company in connection with the transactions contemplated by this Agreement or in connection with publicly announced attempts to influence management of the Company or take control of the Company, including, without limitation, any fees and expenses of legal counsel, financial advisors, investment bankers and accountants, proxy solicitors, public relations firms and investor relations firms.
          “Unpaid Transaction Expenses” means Transaction Expenses that are payable by the Company or any of its Subsidiaries.
          “Working Capital” means (x) (A) the Company’s “current assets” minus (B) Cash minus (y) (A) the Company’s “current liabilities” (other than (i) current liabilities with respect to Unpaid Transaction Expenses, (ii) liabilities under the Retention Plan or bonuses payable to employees of the Company disclosed in Section 5.1(h) of the Company Disclosure Schedule and (iii) the current portion of Indebtedness). “Current assets” and “current liabilities” shall be calculated consistently with the presentation of these items in the Company’s most recent Commission Documents.
          (e) Each of the terms set forth in Annex B is defined in the Section of this Agreement set forth opposite such term.
          10.13. Assignment.
This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void. The foregoing notwithstanding, each of Parent and Merger Sub may assign its rights and interests (i) to any of its Affiliates of any Affiliates of Parent’s majority stockholder, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation or (ii) without the Company’s consent, for collateral security purposes, to any lender providing financing to Parent’s majority stockholder, Parent, Merger Sub or any of their Affiliates; provided, however, in each case of clauses (i) and (ii), (A) any such assignment shall not relieve Parent or Merger Sub, as the case may be, of their respective obligations hereunder, and (B) that Parent or

Merger Sub, as the case may be, shall provide written notice to the Company informing the Company of the identity of the assignee as a condition for the effectiveness of such assignment.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Aladdin Knowledge Systems Ltd.

By	/s/ Yanki Margalit Name: Yanki Margalit
Title: Chief Executive Officer

Magic Lamp Corp.

By	/s/ Alexander R. Slusky Name: Alexander R. Slusky
Title: Chief Executive Officer

Jasmine Merger Corp Ltd

By	/s/ Alexander R. Slusky Name: Alexander R. Slusky
Title: Director

ANNEX A
Voting Agreement Signatories
Yanki Margalit
Dani Margalit

ANNEX B
DEFINED TERMS

Terms	Section
Acquisition Proposal	7.2(f)
Acquisition Proposal Information	7.2(c)
Affected Employees	7.14(b)
Affiliate	5.1(o)(iv)
Agreement	Preamble
Antitrust Clearances	7.6(e)
Antitrust Filings	7.6(d)
Antitrust Laws	7.6(e)
Antitrust Prohibition	7.6(e)
Articles Amendment	7.12(a)
Board of Directors	5.1(b)(ii)
Board Recommendation	5.1(b)(ii)
Book-Entry Share	4.1(a)
business day	1.2
Cash	10.12(d)
Cash Adjustment Per Share Payment	10.12(d)
Cash and Working Capital Statement	7.16
Certificate	4.1(a)
Change of Recommendation	7.2(d)
Charter	2.1
Closing	1.2
Closing Date	1.2
Closing Option Payment	4.4
Code	4.2(g)
Commission	5.1(e)(i)
Commission Documents	5.1(e)(i)
Companies Registrar	1.3
Company	Preamble
Company Acquisition Agreement	7.2(d)
Company Damages	9.5(e)
Company Disclosure Letter	5.1
Company Issued Options	5.1(c)(i)
Company Material Adverse Effect	10.12(d)
Company Non-Issued Options	5.1(c)(i)
Company Option	4.4
Company Reports	5.1(e)(i)
Company Shareholders Meeting	7.5
Company’s Articles	5.1(d)
Confidentiality Agreement	10.7
Contract	5.1(q)
Current Premium	7.12(c)

Terms	Section
D&O Insurance	7.12(c)
Debt Commitment Letter	6.1(g)
Debt Financing	6.1(g)
Divestiture Action	7.6(e)
Effective Time	1.3
Employee Benefit Plan	5.1(v)(i)
Employment Agreements	Recitals
Environmental Laws	5.1(p)
Equity Commitment Letters	6.1(g)
ERISA	5.1(v)(i)
Escrow Agent	7.18
Exchange Act	5.1(e)(i)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Financing	6.1(g)
Financing Commitments	6.1(g)
Form 20-F	5.1(e)(i)
GAAP	5.1(e)(i)
Governmental Consents	8.2(d)
Governmental Entity	10.12(d)
Grants	5.1(y)
GWB	5.1(d)
Indebtedness	5.1(i)
Indemnified Parties	7.12(a)
Intellectual Property	10.12(d)
Intellectual Property Contracts	10.12(d)
Investment Center	5.1(d)
Investment Center Approval	5.1(d)
Investors	6.1(g)
Israeli Companies Law	Recitals
Israeli Employees	5.1(u)
Jasmine	7.17(b)
Key Employees	Recitals
Leased Real Property	5.1(j)(ii)
Limited Guarantees	6.1(h)
Material Agreements	5.1(q)
Material Divestiture Action	7.6(e)
Memorandum	5.1(d)
Merger	Recitals
Merger Certificate	1.3
Merger Consideration	4.1(a)
Merger Proposal	7.4(a)
Merger Sub	Preamble
Milestone Date	9.5(c)
New Indemnification Letters	7.12(a)

Terms	Section
New Plans	7.14(a)
Non-Solicit Undertaking	7.17(c)
Notice Period	7.2(d)(i)
Option Pool Reserve	5.1(c)(i)
Option Share	4.4
Options Tax Ruling	7.11(c)
Order	8.1(c)
Ordinance	4.2(g)
Paid Transaction Expenses	10.12(d)
Parent	Preamble
Parent Liability Limitation	9.5(f)
Parent Material Adverse Effect	10.12(d)
Parent Related Parties	9.5(e)
Parent Required Consents	6.1(d)(ii)
Parent Shares	9.5(c)
Parent Termination Fee	9.5(c)
Paying Agent	4.2(a)
Payment Fund	4.2(a)
Per Share Consideration	4.1(a)
Person	10.12(d)
Policies	5.1(x)
Public Software	10.12(d)
Prior Plan	7.14(a)
Products	5.1(z)
Proxy Statement	7.3(a)
Q4 Revenue	5.1(e)(ii)
Q4 DRM Revenue	5.1(e)(ii)
Quarterly Form 6-Ks	5.1(e)(i)
Registered	10.12(d)
Representatives	7.2(a)
Requisite Company Vote	5.1(b)(i)
Retention Plan	7.14(c)
RTPA	5.1(d)
SafeNet	7.17(c)
SafeNet Undertaking	7.17(c)
Sale	7.17(a)(ii)
Scheduled Intellectual Property	5.1(o)(i)
Securities	7.17(b)
Securities Act	5.1(c)(i)
Securities Law	5.1(c)(i)
Share	4.1(a)
Shares	4.1(a)
Source Code	10.12(d)
Stand-Still Undertaking	7.17(d)
Subsidiary	10.12(d)

Terms	Section
Successor Plan	7.14(a)
Superior Proposal	7.2(f)
Superior Termination	7.2(d)
Surviving Corporation	1.1
Tail Fee	7.12(c)
Tax	10.12(d)
Tax Return	10.12(d)
Termination Date	9.2
Termination Fee	9.5(b)
Transaction Expense Budget	10.12(d)
Transaction Expenses	10.12(d)
Transfer	7.17(b)
Unpaid Transaction Expenses	10.12(d)
Voting Agreement	Recitals
Working Capital	10.12(d)

EXHIBIT A
FORM OF VOTING AGREEMENT
          VOTING AGREEMENT, dated as of January 11, 2009 (this “Agreement”), among Magic Lamp Corp., a Delaware corporation (“Parent”), Jasmine Merger Corp Ltd, an Israeli company and a wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned shareholder of Aladdin Knowledge Systems Ltd. (the “Company”) (the “Shareholder”).
          WHEREAS, the Shareholder owns of record and beneficially the number of ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), of the Company as set forth opposite such Shareholder’s name on Exhibit A hereto (all such Ordinary Shares and any Ordinary Shares of which ownership of record or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”); and
          WHEREAS, Parent, Merger Sub and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a draft of which has been made available to the Shareholder, which provides, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into the Company (the “Merger”);
          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Shareholder hereby agrees as follows:
          1.  Representations of the Shareholder. The Shareholder represents and warrants to the Parent that:
          (a) As of the date hereof, such Shareholder owns of record and beneficially (as such term is defined in Rule 13d-3 of the Exchange Act) and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of Shares as set forth opposite such Shareholder’s name on Exhibit A hereto and, except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition or voting of any share capital of the Company and there are no voting trusts or voting agreements with respect to such Shares.
          (b) As of the date hereof, such Shareholder does not beneficially own any Shares other than the Shares set forth on Exhibit A and does not have any options, warrants or other rights to acquire any additional share capital of the Company or any security exercisable for or convertible or exchangeable into share capital of the Company.

2

          (c) The Shareholder has full power and authority and has taken all actions necessary to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder.
          (d) This Agreement has been duly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms.
          (e) Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by such Shareholder of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by such Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Shareholder from, any Governmental Entity or any other Person or entity, in connection with the execution and delivery of this Agreement by the Shareholder.
          (f) The execution, delivery and performance of this Agreement by such Shareholder does not, and the consummation by such Shareholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of or the passage of time of both) under any contract, agreement, arrangement or commitment to which such Shareholder is a party or which is binding on it, him or her or its, his or her assets and will not result in the creation of any Lien on any of the assets or properties of such Shareholder (other than the Shares), except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by such Shareholder of any of its obligations under this Agreement.
          2.  Grant of Proxy. The Shareholder, by this Agreement, with respect to his, her or its Shares, hereby grants an irrevocable proxy to Parent (and agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request) to vote, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, all of its Shares (i) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Agreement, (ii) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of the Company. The Shareholder further agrees to cause its Shares to be voted in accordance with the foregoing. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Shareholder acknowledges receipt and review of a copy of the Merger Agreement.
          3.  Transfer of Shares. The Shareholder agrees that he, she or it shall not, directly

3

or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would make any representation or warranty of the Shareholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing his, her or its obligations hereunder.
          4.  No Solicitation of Transactions. The Shareholder shall not, directly or indirectly, through any Representative or otherwise, take any action prohibited by Section 7.2 of the Merger Agreement.
          5.  Information for Proxy Statement; Disclosure. The Shareholder represents and warrants to Parent and Merger Sub that none of the information relating to such Shareholder and his, her or its affiliates provided by or on behalf of such Shareholder or his, her or its affiliates for inclusion in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, the ISA and the TASE or is first published, sent or given to shareholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Shareholder authorizes and agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement and related filings under the securities laws such Shareholder’s identity and ownership of Shares and the nature of his, her or its commitments, arrangements and understandings under this Agreement and any other information required by applicable law.
          6.  Shareholder Capacity. If the Shareholder is an officer or director of the Company, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by the Shareholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such Shareholder acting solely in his capacity as an officer or director).
          7.  Termination. The obligations of the Shareholder under this Agreement shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement pursuant to its terms. Nothing in this Section 6 shall relieve any party of liability for any breach of this Agreement.
          8.  Miscellaneous.
          (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.
          (b) Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or

4

certified mail, postage prepaid, or by facsimile to the respective parties at their addresses as specified on the signature page(s) of this Agreement or to such other addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
          (c) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          (d) This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
          (e) This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void. The foregoing notwithstanding, each of Parent and Merger Sub may assign its rights and interests (i) to any of its Affiliates of any Affiliates of Parent’s majority stockholder or (ii) without the Company’s consent, for collateral security purposes, to any lender providing financing to Parent’s majority stockholder, Parent, Merger Sub or any of their Affiliates; provided, however, in each case of clauses (i) and (ii), (A) any such assignment shall not relieve Parent or Merger Sub, as the case may be, of their respective obligations hereunder, and (B) that Parent or Merger Sub, as the case may be, shall provide written notice to the Shareholder informing such Shareholder of the identity of the assignee as a condition for the effectiveness of such assignment.
          (f) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          (g) The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

5

          (h) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          (i) Each of the parties hereto hereby irrevocably submits to the personal jurisdiction of the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such court. Each of the parties hereby consents to and grants any such court jurisdiction over the person of such party and, to the extent permitted by law, over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8(b) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (j) This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
          (k) From time to time, at the request of Parent, in the case of the Shareholder, or at the request of the Shareholder, in the case of Parent and Merger Sub, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MAGIC LAMP CORP.

Name:
Title:
Address:

JASMINE MERGER CORP LTD

Name:
Title:
Address:

SHAREHOLDER

Name:
Address:

EXHIBIT A
OWNERSHIP OF SHARES

Number of Shares Owned
Name of Shareholder	Beneficially and of Record

EXHIBIT B
Key Employees
Aviram Shemer
Shlomi Yanai
Tsion Gonen

EXHIBIT C
Form of Declaration
The undersigned hereby confirms by his signature that: (i) the undersigned is not an Israeli resident for tax purposes (as defined below) and (ii) the undersigned acquired all shares held by the undersigned in Aladdin Knowledge Systems Ltd. (“Aladdin”) on or after October 12, 1993, the date of the initial public offering of Aladdin.

Name of Shareholder:
Date:

Israel’s Income Tax Ordinance defines a “resident of Israel” or a “resident” as follows:
(A)	With respect to an individual — a person whose life is centered in Israel; for this purpose the following provision will apply:
(1)	In order to determine the place where a person’s life is centered, account will be taken of the individual’s family, economic and social connections, including:
(a)	place of permanent home;

(b)	place of residential dwelling of the individual and the individual’s immediate family;

(c)	place of the individual’s regular or permanent occupation or the place of his permanent employment;

(d)	place of the individual’s active and substantial economic interests;

(e)	place of the individual’s activities in organizations, associations and other institutions;
(2)	It is assumed that an individual’s life is centered in Israel during a tax year if:
(a)	the individual was present in Israel for 183 days or more in the tax year; or

(b)	the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more; for the purposes of this provision, “day” includes a part of a day.
(3)	The presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer.
(B)	With respect to a body of persons — a body of persons which meets one of the following:
(1)	It was incorporated in Israel;

(2)	The control and management of its business are exercised in Israel.
In addition, a body of persons may not certify that it is a non-resident of Israel for purposes of this declaration if (i) in the case of a corporation, persons who are Israeli residents for tax purposes hold 25% or more of its voting rights, profits, distribution upon liquidation or the rights to nominate directors or (ii) in the case of a partnership, LLC or other tax-transparent entity, any of its members, partners, shareholders or other beneficiaries is an Israeli resident for tax purposes.

EXHIBIT D
Investors
HarbourVest Partners VIII-Buyout Fund L.P.
HarbourVest Partners 2004 Direct Fund L.P.
JP Morgan Chase Bank, N.A., as Trustee for First Plaza Group Trust, solely for the benefit of Pool PMI-127
JP Morgan Chase Bank, N.A., as Trustee for First Plaza Group Trust, solely for the benefit of Pool PMI-128
JP Morgan Chase Bank, N.A., as Trustee for First Plaza Group Trust, solely for the benefit of Pool PMI-129
JP Morgan Chase Bank, N.A., as Trustee for First Plaza Group Trust, solely for the benefit of Pool PMI-130
Performance Equity Management L.L.C
Valhalla Partners II, L.P.
Vector Capital IV, L.P.
ZAM Holdings, L.P.

EXHIBIT E

Merger Proposal

טופס 1
(תקנה 2)

הצעת מיזוג

(סעיף 326 לחוק החברות, התשנ"ט- 1999)

אל: רשם החברות

1. שם החברה המגישה **אלדין מערכות מידע בע"מ**, החברה הקולטת.
2. ביום __________ 2009, בישיבה שהתכנסה כדין, קיבל דירקטוריון החברה הקולטת החלטה לאשר את המפורט להלן, לאחר שקבע, בשים לב למצבן הכספי של החברות המתמזגות, שלא קיים, לדעתו, חשש סביר שעקב המיזוג לא יהיה ביכולתה של החברה הקולטת לקיים את התחייבויותיה של החברה לנושיה.
3. **פרטי המיזוג**

שם החברה הקולטת: אלדין מערכות מידע בע"מ

מס' החברה הקולטת: 52-004003-1

שם חברת היעד: ג'סמין מרג'ר קורפ בע"מ

מס' חברת היעד: 51-42215334

הרוכשת, Magic Lamp Corp., הינה בעלת כל המניות של חברת היעד. המיזוג הינו מיזוג משולש הופכי, דהיינו שחברת היעד תתמזג לתוך החברה הקולטת ותחדל להתקיים, החברה הקולטת תהפוך להיות חברה בבעלות מלאה של הרוכשת ובעלי המניות הנוכחיים של החברה הקולטת, יקבלו את תמורת המיזוג במזומן (להלן: **"המיזוג"**).

התמורה שתינתן לבעלי המניות בחברת היעד (יש לסמן ✓ במקומות המתאימים ולהשלים):

(1) (א) ✓ במניות בחברה הקולטת

כמות המניות הכוללת: [_____] מניות רגילות, בנות ערך נקוב של 0.01 ₪ כל אחת (בתוספת מניות נוספות שיוקצו ע"י החברה הקולטת, אם יוקצו, עם מימוש אופציות לרכישת מניות של החברה הקולטת לפני מועד המיזוג).

השיעור הכולל של זכויות ההצבעה שיקנו המניות שיועברו לבעלי המניות בחברת היעד: [___%] ובדילול מלא: [___%].

כמות המניות שיועברו בשל כל מניה של חברת היעד: עבור [_] המניות המוקצות של חברת היעד יועברו המניות המוקצות של החברה הקולטת כמפורט לעיל (מיד לפני מועד המיזוג).

(ב) בניירות ערך אחרים של החברה הקולטת -

סוג נייר הערך לרבות תנאיו (פרט) ---;

טופס 1

(תקנה 2)

הצעת מיזוג

(סעיף 326 לחוק החברות, התשנ"ט- 1999)

אל: רשם החברות

1. שם החברה המגישה **<u>ג'סמין מרג'ר קורפ בע"מ</u>**, חברת היעד.

2. ביום __________ 2009, בישיבה שהתכנסה כדין, קיבל דירקטוריון חברת היעד החלטה לאשר את המפורט להלן, לאחר שקבע, בשים לב למצבן הכספי של החברות המתמזגות, שלא קיים, לדעתו, חשש סביר שעקב המיזוג לא יהיה ביכולתה של החברה הקולטת לקיים את התחייבויותיה של החברה לנושיה.

3. **פרטי המיזוג**

שם החברה הקולטת: אלדין מערכות מידע בע"מ

מס' החברה הקולטת: 52-004003-1

שם חברת היעד: ג'סמין מרג'ר קורפ בע"מ

מס' חברת היעד: 51-42215334

הרוכשת, .Magic Lamp Corp, הינה בעלת כל המניות של חברת היעד. המיזוג הינו מיזוג משולש הופכי, דהיינו שחברת היעד תתמזג לתוך החברה הקולטת ותחדל להתקיים, החברה הקולטת תהפוך להיות חברה בבעלות מלאה של הרוכשת ובעלי המניות הנוכחיים של החברה הקולטת, יקבלו את תמורת המיזוג במזומן (להלן: "**המיזוג**").

התמורה שתינתן לבעלי המניות בחברת היעד (יש לסמן ✓ במקומות המתאימים ולהשלים):

(1) (א) ✓ במניות בחברה הקולטת

כמות המניות הכוללת: [____] מניות רגילות, בנות ערך נקוב של 0.01 ₪ כל אחת (בתוספת מניות נוספות שיוקצו ע"י החברה הקולטת, אם יוקצו, עם מימוש אופציות לרכישת מניות של החברה הקולטת לפני מועד המיזוג).

השיעור הכולל של זכויות ההצבעה שיקנו המניות שיועברו לבעלי המניות בחברת היעד: [___%] ובדילול מלא: [___%].

כמות המניות שיועברו בשל כל מניה של חברת היעד: עבור [_] המניות המוקצות של חברת היעד יועברו המניות המוקצות של החברה הקולטת כמפורט לעיל (מיד לפני מועד המיזוג).

(ב) בניירות ערך אחרים של החברה הקולטת -

סוג נייר הערך לרבות תנאיו (פרט) ;---

כמות ניירות הערך שיוקצו בשל כל מניה של חברת היעד ---.

EXHIBIT F
ESCROW AGREEMENT
This Escrow Agreement (the “Agreement”) dated as of January 11, 2009, is entered into by and between Magic Lamp Corp., a Delaware corporation (“Parent”), Aladdin Knowledge Systems Ltd., an Israeli company (“Company”) and MLG&LB Trust Ltd., an Israeli company (the “Escrow Agent”).
All capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Merger Agreement (as defined below).
     WHEREAS, the Company, the Parent, and Jasmine Merger Corp Ltd, an Israeli company and a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of January 11, 2009, which provides for the merger of the Merger Sub with and into the Company, pursuant to which Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of the Parent (the “Merger Agreement”); and
     WHEREAS, according to Section 7.18 of the Merger Agreement, the parties have agreed that the Parent Shares (as defined in the Merger Agreement) shall be transferred to and held in trust by the Escrow Agent for the benefit of the Company in accordance with the terms and conditions of this Agreement; and
     WHEREAS the Escrow Agent has agreed to act as trustee for such purpose, all in accordance with the terms set forth in this Agreement; and
     WHEREAS pursuant to the terms of the Merger Agreement, the Parent and the Company have agreed to enter into this Agreement.
NOW THEREFORE, the parties have agreed as follows:
1.	Appointment of Escrow Agent; Trust Assets
1.1.	Parent and Company hereby appoint the Escrow Agent to act as trustee hereunder to hold and release the Trust Assets (as defined below) in accordance with the terms and conditions set forth in this Agreement (the “Trust”).

1.2.	Upon execution of this Agreement, the Parent shall transfer, and shall cause any of its Affiliates (including Jasmine Holdco LLC) (the “Parent Group”) to transfer to the Escrow Agent the following assets, to be held in trust for the benefit of the Company in accordance with the provisions of this Agreement:
1.2.1.	The share certificate representing Company Shares held by the Parent Group as set forth in Exhibit A (the “Share Certificate”).

1.2.2.	Share transfer deed in the form attached hereto as Exhibit B, executed by the Parent Group entity set forth in Exhibit A (the “Share Transfer Deed” and together with the Share Certificate, “Certificate Documents”), allowing for the transfer of the Company Shares held by such entity and represented by such Share Certificate (the “Share Certificate Shares”).

1.2.3.	The Company Shares held on behalf of Parent Group by Bank Leumi le-Israel B.M. as set forth on Exhibit C (the “Israeli Brokers Parent Shares”), which shares shall be transferred to Bank Leumi le-Israel B.M. (the “Bank”), and deposited in the Bank Account (as defined below).

1.2.4.	The Company Shares held on behalf of members of Parent Group by Wells Fargo, N.A. and Smith Barney as set forth on Exhibit D (the “US Brokers Parent Shares” and together with the Share Certificate Shares and the Israeli Brokers Parent Shares, the “Escrow Parent Shares”), which shares shall be transferred to the Bank, and deposited in the Bank Account.
The items set forth in Sections 1.2.1-1.2.4 shall be hereinafter referred to collectively as the “Trust Assets”.

1.3.	Parent Representations and Warranties. The Parent hereby represents and warrants that the Escrow Parent Shares (i) are all Parent Shares held by the Parent Group; (ii) are not subject to any lien, charge, security interest, pledge or other encumbrance of any kind (collectively, “Liens”); and (iii) there are no limitations on the right of the Parent Group to transfer the Escrow Parent Shares to the Transferee free and clear of any Lien and together with all rights attached thereto.
2.	Release of the Trust Assets
2.1.	Company Notice of Claim. In the event that the Company is of the opinion that it is entitled to the Trust Assets in accordance with the provisions of the Merger Agreement, the Company shall provide the Escrow Agent with (i) written notice, according to which the Company has terminated the Merger Agreement pursuant to Section 9.3(c) of the Merger Agreement and that the Company was entitled to terminate the Merger Agreement on or before May 7, 2009; (ii) written evidence of delivery of such notice to the Parent; (iii) name of person to whom the Trust Assets should be transferred and such person’s contact information (“Transferee”); and (iv) NIS19,674.64 (the “Parent Shares Consideration”) to be transferred to the Escrow Agent’s Bank Account according to the following details (the “Company Notice of Claim ”).

Escrow Agent’s Bank Account (the “Bank Account”):

Bank Leumi Limited

Branch: Pinkas (832), 48 Pinkas St., Tel Aviv, Israel

Account Numbers:
(i)	56511/62 — for currency transfer in NIS.

(ii)	56511/82 — for currency transfer in USD.

(iii)	56511/92 — for transfer of securities within Israel.
IBAN: IL850108320000005651182
(iv)	56511/92 — for transfer of securities from outside of Israel.
Swift No. LUMIILITTLV

IBAN: IL850108320000005651182

2.2.	Release of Trust Assets to the Company. If the Escrow Agent receives a Company Notice of Claim and within two (2) business days (as such term is defined in the Merger Agreement) after delivery to Parent of such Notice of Claim

(provided that the Company presented to the Escrow Agent with evidence of delivery of such Company Notice of Claim to Parent), the Escrow Agent does not receive written notice from Parent, objecting to such Company Notice of Claim and disputing the Company’s right to the Trust Assets (the “Parent Dispute Notice”), which Parent Dispute Notice sets forth the basis for such dispute, the Escrow Agent will, immediately upon expiration of such 2-business day period:
2.2.1.	fill out the name of the Transferee in the Share Transfer Deed and deliver the Share Transfer Deed, together with the Share Certificate, to the Transferee; and

2.2.2.	transfer the Israeli Brokers Parent Shares and the US Brokers Parent Shares to the Transferee;

2.2.3.	transfer the Parent Shares Consideration to the Parent Group, pursuant to wire transfer instructions to be provided by the Parent prior to the expiration of the 2-business day period mentioned above.
2.3.	Dispute re Release of Trust Assets to Company.
2.3.1.	If the Escrow Agent receives a Parent Dispute Notice within two (2) business days after delivery to Parent of such Notice of Claim, then (i) the Parent Shares Consideration shall become part of the Trust Assets and shall be treated as set forth in section 2.3.2 below; and (ii) the Escrow Agent will keep the Trust Assets and will not take any further action until the Escrow Agent either (i) receives joint written instructions signed by the Company and the Parent regarding the treatment of the Trust Assets, in which case the Escrow Agent shall act in accordance with such mutual instructions, as soon as practicable after their receipt by it, or (ii) is directed to release and transfer the Trusts Assets pursuant to a Court Order (as defined below). Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

For the purposes of this Agreement, “Court Order” shall mean a final and non-appealable judgment, order, decree or award of a Delaware court of competent jurisdiction.

2.3.2.	As long as the Parent Shares Consideration is held by the Escrow Agent according to Section 2.3.1 above, the Escrow Agent shall invest the Parent Shares Consideration in US money markets and U.S. government backed securities with maturities not exceeding 1 year . All interest and other income earned on such funds shall be added to, and become part of, the Parent Shares Consideration. The Escrow Agent shall not be liable or responsible for any loss suffered in connection with any investment of funds made by it pursuant hereto or in connection with the liquidation of any such investment prior to its maturity.
2.4.	Release of Trust Assets to the Parent Group.
2.4.1.	Parent Notice of Claim. In the event that, after the Milestone Date, Parent is of the opinion that the Trust Assets should be released back to it in accordance with the provisions of the Merger Agreement, Parent shall provide the Escrow Agent with (i) written notice, according to which by

May 7, 2009 no event has occurred which should have triggered the release of the Trust Assets to the Company pursuant to Section 9.5(c) of the Merger Agreement; (ii) written evidence of delivery of such notice to the Company (the “Parent Notice of Claim ”).

2.4.2.	Release of Trust Assets to the Parent. If the Escrow Agent receives a Parent Notice of Claim and within two (2) business days (as such term is defined in the Merger Agreement) after delivery to the Company of such Parent Notice of Claim (provided that the Parent presented to the Escrow Agent with evidence of delivery of such Notice of Claim to the Company), the Escrow Agent does not received written notice from the Company, objecting to such Notice of Claim and disputing Parent’s right to the Trust Assets (the “Company Dispute Notice”), which Company Dispute Notice sets forth the basis for such dispute, the Escrow Agent will, immediately upon expiration of such 2-business day period:
2.4.2.1.	return the Share Transfer Deed, together with the Share Certificate, to Parent; and

2.4.2.2.	transfer the Israeli Brokers Parent Shares and the US Brokers Parent Shares to Parent;

2.4.2.3.	transfer the Parent Shares Consideration to the Company, according to wire transfer instructions to be provided by the Company prior to the expiration of the 2-business day period mentioned above.
2.5.	Dispute re Release of Trust Assets back to Parent. If the Escrow Agent receives a Company Dispute Notice within two (2) business days after delivery to the Company of such Parent Notice of Claim, then the Escrow Agent will keep the Trust Assets and will not take any further action until the Escrow Agent either (i) receives joint written instructions signed by the Company and the Parent regarding the treatment of the Trust Assets, in which case the Escrow Agent shall act in accordance with such mutual instructions, as soon as practicable after their receipt by it, or (ii) is directed to release and transfer the Trusts Assets pursuant to a Court Order. Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

2.6.	Authorization of Escrow Agent. The Parent hereby irrevocably authorized and shall cause any of its Affiliates (including Jasmine Holdco LLC) to authorize the Escrow Agent to (i) fill out any required details in the Share Transfer Deed and execute and deliver the Certificate Documents to the Transferee; (ii) complete, execute and deliver any other documents and/or instruments which may be required in order to effect the transfer of the Trust Assets as specified in Section 2.1 above.

2.7.	Rights of Ownership. The Parent Group are and shall remain at all times, subject to Section 2.1 above, the beneficial owners of the Escrow Parent Shares and all rights and obligations attached to the Escrow Parent Shares shall remain vested with the Parent Group. Notwithstanding the aforesaid, if the Company delivers to the Escrow Agent a written notice enclosing a judgment, order, decree or award of a Delaware court of competent jurisdiction directing release and transfer the Trusts Assets then until release of the Trust Assets to the Company or Parent in accordance with the terms of this Agreement: (i) all voting rights of the Escrow Parent Shares shall be exercised by the Escrow Agent who shall vote the Escrow Parent Share in each general meeting of the shareholders of the Company proportionally to the vote of all other shareholders of the Company who participate in such meeting, and (ii) all dividends and other distribution with respect to the Escrow Parent Shares shall be added to, and become part of, the Trust Assets and released to the party to which the Escrow Parent Shares are released.
3.	Certain Rights of Escrow Agent
3.1.	The Escrow Agent shall have no duties or responsibilities of any kind or nature, whether under law or under this Agreement, other than those expressly set forth in this Agreement. Specific performance of this Agreement shall be the sole and exclusive remedy of Parent and Company against the Escrow Agent.

3.2.	The Escrow Agent shall not be liable in any respect on account of disregarding any and all instructions given by the Parent or the Company, if such instructions are, in the Escrow Agent’s view, contrary to any laws, orders, judgments, decrees, and regulations of any governmental authority, court, tribunal, or arbitrator. The Escrow Agent is authorized to comply, in the manner determined by the Escrow Agent, with and obey all laws, orders, judgments, decrees and regulations of any governmental authority, court, tribunal, or arbitrator. In case the Escrow Agent obeys or complies, in the manner determined by the Escrow Agent, with any such laws, orders, judgments, decrees, and regulations, the Escrow Agent shall not be liable to Parent or Company or to any other person, firm or corporation by reason of such compliance, notwithstanding any such laws, orders, judgments, decrees, and regulations being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

3.3.	The Escrow Agent may consult with counsel of its choosing and the advice of such counsel, orally or in writing, or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in reliance thereon. In the event that as a result of such consultation the Escrow Agent determines to act in a manner different then instructed by the Parent or the Company, the Escrow Agent shall inform the Parent and the Company with respect to such matter.

3.4.	If the Escrow Agent is uncertain as to its duties or rights hereunder, or if it receives any notice, advice, direction or other document from the Parent or the Company, which, in the Escrow Agent’s opinion, is in conflict with any of the provisions of this Agreement or otherwise in appropriate, the Escrow Agent shall be entitled, without liability, to refrain from taking any action other than to use Escrow Agent’s best efforts to keep safely the Trust Assets until the Escrow Agent shall be directed otherwise in writing by the Parent and the Company or by an order, decree, or judgment of a court of competent jurisdiction. The Escrow Agent shall be under no duty to institute or to defend any proceeding although the Escrow Agent may, in the Escrow Agent’s discretion and at the expense of the Parent and the Company, jointly and severally, institute or defend such proceedings, which are related to its service as Escrow Agent.

3.5.	Before the Escrow Agent acts or refrains from acting with respect to any matter contemplated by this Agreement, it may require an officers’ certificate or an opinion of counsel, and the Escrow Agent shall be protected and shall not be liable for any action it takes or omits to take in reliance on such certificate or opinion.

3.6.	The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by an authorized person, and, at the Escrow Agent’s discretion, upon any instruction, consent, statement or request of Parent or the Company given orally and is believed by the Escrow Agent to be given by an authorized officer or other authorized representative of the Parent or the Company.

3.7.	The Escrow Agent shall not be obligated to recognize nor shall it be required to construe the contents of any of the documents provided to it. The Escrow Agent may assume the authenticity of such documents or the signature thereon and shall have no obligation to conduct any investigation in respect thereof. Without limiting the generality of the foregoing, the Escrow Agent shall be under no duty whatsoever to make any investigation into the facts or matters stated in such documents, or to verify the authenticity thereof and may rely fully on the accuracy of the statements set forth in any such documents.

3.8.	In the event that the Escrow Agent is entitled to any indemnification or reimbursement hereunder, or otherwise that any expense or cost shall be borne by the other parties hereto, the Escrow Agent may, in its discretion, use the Trust Assets as a source for such indemnification, reimbursement or expense or as a security for obtaining funding for such indemnification, reimbursement or expense.
4.	Termination of Escrow Agent’s Appointment
4.1.	The Escrow Agent may at any time resign from all its duties hereunder by giving written notice to the Parent and the Company at least thirty (30) days prior to the effective date of resignation. Upon the effective date of such resignation, the Trust shall be terminated and all the Trust Assets held in Trust shall be released as instructed by the Parent and the Company and the Escrow Agent shall be deemed to be unconditionally and irrevocably released from all its obligations and duties and from any claim or demand relating to its service as Escrow Agent, provided that a replacement trustee is appointed. If no replacement trustee is appointed by the Parent and the Company, the Escrow Agent may apply to the court to nominate a replacement trustee hereunder.

4.2.	The Parent and the Company may, jointly, at any time replace the Escrow Agent by giving the Escrow Agent notice of such replacement. Upon the effective date of such replacement, then at the discretion of the Escrow Agent, either (i) the Trust shall be terminated and all the Trust Assets held in Trust shall be released as instructed by the Parent and the Company and in such event the Escrow Agent shall be deemed to be unconditionally and irrevocably released from all its obligations and duties and from any claim or demand relating to its service as Escrow Agent, or (ii) the Trust shall continue to exist under the terms of this Agreement, except that the Escrow Agent shall be replaced for all purposes by a successor trustee who shall succeed to all the obligations, commitments, authorities and rights of the Escrow Agent hereunder, and, in each such case, the Escrow Agent shall be deemed to be unconditionally and irrevocably released from all its obligations and duties and from any claim or demand relating to its service as Escrow Agent.

5.	Indemnification
5.1.	In connection with the service of the Escrow Agent hereunder and any matter related to the Trust, the Escrow Agent shall not have or incur any liability for any act or omission of the Escrow Agent except for actions conducted in willful misconduct.

5.2.	The Parent and the Company will jointly and severally indemnify and hold the Escrow Agent harmless against any losses, liabilities, taxes, fees, expenses (including attorney’s fees and expenses), claims, damages or demands arising out of or in connection with or relating to, directly or indirectly, the performance of any of Escrow Agent’s duties or obligations hereunder or its service as a Escrow Agent. The indemnities provided herein shall survive the termination of the trust or the appointment of a replacement or successor trustee. The Escrow Agent shall use reasonable efforts to inform the Parent and the Company, of any claim or fact which may give rise to any indemnity obligation hereunder and shall cooperate with the Parent and the Company in any matter concerning the indemnity obligations hereunder unless such matter involves a conflict of interest, as determined by the Escrow Agent in its sole discretion, in which case the Escrow Agent may retain its own counsel and may take all action to protect its interest at the account and expense of the Parent and the Company, jointly and severally. In the sole discretion of the Escrow Agent, the Parent and the Company will assume and manage the defense of any third party claim which may result in an obligation to indemnify hereunder and shall indemnify and hold the Escrow Agent harmless against any costs and expenses of defending itself against or investigating any claim or liability which may result in an obligation to indemnify hereunder. The Parent and the Company shall be jointly and severally required to advance to the Escrow Agent all expenses incurred by the Escrow Agent in connection with the defense of such claims upon the Escrow Agent’s request. The term Escrow Agent under this Section 5 shall include the Escrow Agent and its officers, directors, shareholders, employees, agents, representatives, affiliates, partners and consultants. This Section 5 shall be deemed to be a third party contract for the benefit of such officers, directors, shareholders, employees, agents, representatives, affiliates, partners and consultants and such third parties may enforce the provisions of this Section 5 as if they were original parties to this Agreement.
6.	Taxes
6.1.	The Parent and the Company shall be jointly and severally responsible for payment of all taxes, duties, compulsory payments, fees and similar expenses resulting from or relating to the Trust hereunder and shall promptly pay and dispose all such taxes, duties, compulsory payments, fees and expenses upon the request of the Escrow Agent. The Parent and the Company agree that the Escrow Agent shall not be required to make any payment for taxes, duties, expenses or fees unless instructed to do so by the Parent and the Company after receipt by the Escrow Agent of funds, which are sufficient for such payment.

6.2.	The parties agree that for tax reporting purposes the Escrow Agent shall not be required to be stated as the beneficiary of any of the Trust Assets and that only the Parent and the Company shall be deemed to be beneficiaries of such assets. The Escrow Agent shall be authorized to prepare any and all tax returns and other reports which in its discretion are required to be filed by the Escrow Agent in connection with this Trust. The Escrow Agent shall have no obligation to prepare any such returns of reports on behalf of or with respect to any of the other parties hereto.

6.3.	Without limitation of the foregoing, in the event that any tax liability is imposed or assessed against the Escrow Agent with respect to the performance of this Agreement or otherwise with respect to its service as Escrow Agent hereunder, then if requested by the Escrow Agent, such liability shall be paid and disbursed by the Parent and the Company, jointly and severally, at such time as requested by the Escrow Agent.

6.4.	The Escrow Agent may deduct and withhold from any payments made by the Escrow Agent under this Agreement any amount that in the Escrow Agent’s opinion is required to be deducted or withheld. The Escrow Agent may require, as a condition to any payment hereunder, an exemption from tax withholding. If any amounts are withheld or deducted for tax purposes, such amounts shall be deemed to have been delivered and paid under this Agreement to the party entitled to such payment under this Agreement and with respect to whom such deduction or withholding was made.
7.	Fees and Expenses

The Escrow Agent shall be entitled to compensation from Parent and the Company for its services as Escrow Agent, based on the time devoted by the Escrow Agent in performing its duties under this Agreement, and according to the Escrow Agent’s hourly rates (the “Compensation”). The Escrow Agent shall be entitled to reimbursement from Parent and Company, jointly and severally, of all out of pocket costs and expenses incurred in connection with the performance of its obligations hereunder (the “Expenses”). In addition, the Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary to advise the Escrow Agent in connection with its obligations hereunder, and may rely upon the advice of such counsel and other experts. Parent and Company shall jointly and severally pay the fees and charges of such counsel and experts, upon demand by the Escrow Agent (the “Fees” and together with Compensation and Expenses, the “Escrow Agent Consideration”). In the event that payments under this Section 7 are not timely made, the Escrow Agent may use the Trust assets to make such payment.

Parent and Company hereby agree as among themselves that each of them shall bear 50% of the Escrow Agent Consideration.

8.	Confidentiality

This Agreement and all matters concerning the matters covered by this Agreement shall be strictly confidential. None of the parties hereto shall disclose such information to any party and may not use such information for any purpose other than the purposes set forth herein. However such information shall not include: (i) information which is publicly known or becomes publicly known without the fault of the party disclosing such information, (ii) information which is required by law to be disclosed by any of the parties hereto, or (iii) information that is determined by the Escrow Agent to be required to be disclosed in order to fulfill its duties hereunder.

9.	Miscellaneous

9.1.	This Agreement embodies the entire understanding and agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. No amendment or modification of this Agreement shall be effective or binding unless in writing and signed by the Escrow Agent, the Parent and the Company.

9.2.	To the extent that any references are made herein to any agreement between the Parent and the Company, such references are not intended to incorporate any provisions from such agreements into this Agreement. The Escrow Agent shall be bound by and subject to, only this Agreement and shall not be bound in any way by, and its obligations and duties hereunder shall not in any way be impacted by, the provisions of such agreements.

9.3.	The Parent and the Company shall execute and deliver such other documents and shall perform such acts as is reasonably necessary in order to carry out and give full effect to the provisions of this Agreement and to the intention of the parties hereunder.

9.4.	All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be deemed to have been duly given (i) 2 (two) business days after they are sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth herein, (ii) upon transmission and electronic confirmation of full receipt or (if transmitted and received on a non-business day) on the first business day following the transmission and electronic confirmation of full receipt, if sent by facsimile to the facsimile number designated herein, or (iii) upon delivery to the attention of the persons listed herein, if delivered by personal delivery.

For purposes of this Agreement, the addresses of the parties shall be as follows, unless otherwise notified in writing by a party:

if to Parent:	With a copy to:

Magic Lamp Corp. 456 Montgomery Street. 19th Floor	Shearman & Sterling LLP 525 Market Street, Suite 1500 San Francisco, CA 94105 U.S.A.

San Francisco, California 94104 Attention: Dewey Chambers	Attention: Steve L. Camahort, Esq. Facsimile: +415-616-1199

Facsimile: +415-293-5100

if to Company:	With a copy to:

Aladdin Knowledge Systems Ltd. 35 Efal St.	Herzog, Fox & Neeman 4 Weizmann Street Tel Aviv Israel

Kiryat Arye, Petach Tikva
Israel 49511

Attention: Chief Financial Officer	Attention: Alon Sahar, Adv. Facsimile: +972-3-6966464
Facsimile: +972-3-978-1010

if to the Escrow Agent:

MLG&LB Trust Ltd.

16 Abba Hillel Silver Rd.,

Ramat-Gan 52506, Israel

Attention: Clifford M.J. Felig, Adv.

Facsimile: 972-3-6103111
9.5.	In the event that any portion of this Agreement shall be determined to be unlawful, invalid or unenforceable to any extent, such portion shall be deemed to be amended to conform with the applicable laws or regulations and the remainder of this Agreement and its application to persons or circumstances other than to those to which it is determined to be unlawful, invalid or unenforceable shall not be affected, and each remaining provision of this Agreement shall continue to have effect.

9.6.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The parties irrevocably submit to the sole jurisdiction of the competent courts in Tel-Aviv — Jaffa, Israel in connection with any legal proceedings relating to this Agreement and any matter arising with respect thereto. Notwithstanding the above, any dispute between Parent and Company under section 2.3 above shall be subject to Delaware law and brought before Delaware courts of competent jurisdiction and the provisions of section 10.5 of the Merger Agreement shall apply to such disputes.

9.7.	Without limitation of any joint and several liability provided under this Agreement and the right of the Escrow Agent to rely on such joint and several liability, as between the Parent and the Company, it is agreed that any such liability shall be borne equally by the Parent and the Company.

9.8.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument; it being understood that parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

9.9.	It is acknowledged and agreed that the Escrow Agent is affiliated with the firm of Meitar, Liquornik, Geva & Leshem Brandwein and Co. counsel to Parent Group (“Meitar”), and that Escrow Agent was requested to serve as trustee hereunder despite such affiliation, and therefore any claim against the Escrow Agent or against Meitar for conflict of interest is hereby irrevocably waived and released. It is acknowledged and agreed that Meitar may continue to provide services to Parent Group on all matters, including the subject matter of this Agreement, regardless of the appointment and service of the Escrow Agent.
– the remainder of this page intentionally left blank –

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

MLG&LB TRUST LTD.	MAGIC LAMP CORP.

By:	By:

Name:	Name:

Title:	Title:

ALADDIN KNOWLEDGE SYSTEMS LTD.

By:

Name:

Title:

Exhibit A
Share Certificate
Company share certificate number A1316, in the name of Jasmine Holdco LLC, representing 700,000 Company Shares.

Exhibit B
Form of Share Transfer Deed
Share Transfer Deed
     We, the undersigned,                     , of                     , for valuable consideration paid to us by                      of                      (“Transferee”), do hereby transfer to the Transferee            share(s), nominal value NIS 0.01_each, numbered                      to                      (inclusive), of Aladdin Knowledge Systems Limited to hold unto the Transferee, his executors, administrators and assigns, subject to the same terms and conditions on which I held the same at the time of the execution hereof; and I, the said Transferee, do hereby agree to take the said share(s) subject to the aforesaid terms and conditions.
     In witness whereof we have hereunto set our hands this            day of                     , 2009.

Transferee	Transferor

Witness	Witness

Exhibit C
Israeli Brokers Parent Shares
713,600 Company Shares held by Bank Leumi le-Israel B.M. for the benefit of Jasmine Holdco L.L.C.

Exhibit D
US Brokers Parent Shares
6,564 Company Shares held by Smith Barney for the benefit of Jasmine Holdco, L.L.C.
547,300 Company Shares held by Wells Fargo, N.A. for the benefit of Vector Capital III, L.L.C.